UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2017 ANNUAL MEETING AND PROXY STATEMENT

April 13, 2017

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 31, 2017, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:30 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of PricewaterhouseCoopers LLP as independent auditors;

•	Advisory votes on current year and future voting frequency to approve executive compensation as required by law;

•	Nine shareholder proposals contained in this proxy statement; and

•	Other matters if properly raised.

Only shareholders of record on April 6, 2017, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Financial information is provided separately in the booklet, 2016 Financial Statements and Supplemental Information, enclosed with the proxy materials or made available online to all shareholders.

Your vote is important to us. Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card. A Summary of 2017 Proxy Voting Results will be available at exxonmobil.com after the annual shareholders meeting.

To attend the meeting in person, please follow the instructions on page 3. An audio webcast with slide presentation and a report on the meeting will be available on our website at exxonmobil.com.

Sincerely,

Jeffrey J. Woodbury Secretary	Darren W. Woods Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 6, 2017, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 31, 2017:

The 2017 Proxy Statement, 2016 Summary Annual Report, and 2016 Financial Statements are available at www.edocumentview.com/xom.

Notice and Access

We distribute proxy materials to many shareholders via the Internet under the Securities and Exchange Commission’s (SEC’s) “Notice and Access” rules, thereby capturing cost and environmental benefits. On or about April 13, 2017, we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) that contains information about our 2017 Annual Shareholders Meeting and instructions on how to view all proxy materials on the Internet. Also included are instructions on how to vote and how to request a paper or e-mail copy of the proxy materials.

Electronic Delivery of Proxy Statement and Annual Report Documents

For shareholders receiving proxy materials by mail, you can elect to receive an e-mail in the future that will provide electronic links to these documents. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

•	Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

•	Beneficial Shareholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

2017 Proxy Statement	1

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

Via Internet	By telephone	In writing

Follow the instructions at

www.investorvote.com/exxonmobil.

You will need to have your proxy card or Notice in hand. At this website, you can elect to access future proxy statements and annual reports via the Internet.

Call toll-free 1-800-652-8683 or 1-781-575-2300 (outside the United States, Canada, and Puerto Rico) and follow the instructions. You will need to have your proxy card or Notice in hand.

Complete, sign, date, and return your proxy card in the enclosed envelope. If you receive a Notice and would like to vote in writing, please follow the instructions in the Notice to obtain paper proxy materials.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares as follows:

•	FOR the election of our director candidates;

•	FOR ratification of the appointment of independent auditors;

•	FOR approval of the compensation of the Named Executive Officers;

•	FOR one year as the frequency of future advisory votes on executive compensation; and

•	AGAINST the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The Trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the Trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the Trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

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Votes Required

•	Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions and broker non-votes are not counted for purposes of the election of directors. A broker non-vote occurs when a bank, broker, or other holder of record that is holding shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website at exxonmobil.com/guidelines, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission (SEC).

•	Other Proposals: Approval of the ratification of the appointment of independent auditors, the advisory vote to approve executive compensation, and the shareholder proposals requires the favorable vote of a majority of votes cast. Only votes FOR or AGAINST these proposals count.

Approval of the frequency of the advisory vote on executive compensation requires the favorable vote of a majority of votes cast unless none of the three frequency choices receives a majority, in which case the choice that receives the plurality of votes cast will be considered approved.

Abstentions count for quorum purposes, but not for voting. Broker non-votes count as votes FOR the ratification of the appointment of independent auditors but do not count for voting on any of the other proposals.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting.

For safety and security reasons, cameras, smartphones, recording equipment, electronic devices, computers, large bags, briefcases, packages, and firearms or other weapons will not be permitted in the building. In addition, each shareholder and ExxonMobil guest will be asked to present valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is the upper part of your proxy card or the full Notice. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 6, 2017, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed below under Contact Information.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

  Audio Webcast of the Annual Meeting

You are invited to visit our website at exxonmobil.com to hear the audio webcast with slide presentation at 9:30 a.m., Central Time, on Wednesday, May 31, 2017. An archived copy of this audio webcast will be available on our website for one year.

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Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can usually be better accomplished with interested parties outside the meeting and, for this purpose, we have provided a method on our website at exxonmobil.com/directors for raising issues and contacting the non-employee directors either in writing or electronically. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to Mr. Jeffrey J. Woodbury, Secretary, Exxon Mobil Corporation, 5959 Las Colinas Boulevard, Irving, TX 75039-2298. Alternatively, call us at 1-972-444-1157 or send a fax to 1-972-444-4681.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 or 1-781-575-2058 (outside the United States, Canada, and Puerto Rico), or access your account via the website at www.computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s website, where investor information can be found at exxonmobil.com/investor. Website materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

Corporate Governance

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf, including oversight of risk management;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our website at exxonmobil.com/guidelines.

Board Tenure

The Board does not impose tenure limits on its directors, other than a mandatory retirement age of 72 and the requirement to stand for election annually. Given the complexity and breadth of our business and its long investment

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horizons, the Board considers longevity of service and experience of great value. The Board also believes that its director compensation approach, which limits the vesting of restricted shares until retirement, closely aligns directors with the interests of long-term shareholders. The Board seeks to achieve a balance of diversity and experience in the composition of the Board.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72, unless the Board makes an exception on a case-by-case basis. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Risk Oversight

Risk oversight is the responsibility of the full Board of Directors. The Board throughout the year participates in reviews with management on the Company’s business, including identified risk factors. As a whole, the Board reviews include litigation and other legal matters; political contributions, budget, and policy; lobbying costs; developments in climate science and policy; the Energy Outlook, which projects world supply and demand to 2040; stewardship of business performance; and long-term strategic plans.

The Board and/or the Public Issues and Contributions Committee visit an ExxonMobil operation each year. These visits allow the directors to better understand local issues and to discuss safety, environmental performance, technology, products, industry and corporate standards, and community involvement associated with the Company’s business.

In addition, existing committees help the Board carry out its responsibility for risk oversight by focusing on specific key areas of risk:

•	The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems;

•	The Board Affairs Committee oversees risks associated with corporate governance, including board structure and succession planning;

•	The Compensation Committee helps ensure that the Company’s compensation policies and practices encourage long-term focus, support the retention and development of executive talent, and discourage excessive risk taking;

•	The Public Issues and Contributions Committee oversees operational risks such as those relating to employee and community safety, health, environmental, and security matters; and

•	The Finance Committee oversees risk associated with financial instruments, financial policies and strategies, and capital structure.

The Board receives regular updates from the committees, and believes this structure is best for overseeing risk.

Board Leadership Structure

The Board believes that the decision as to who should serve as Chairman and/or CEO is the proper responsibility of the Board. The Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time and will carefully consider the pros and cons of such separation or combination. At the present time, the Board believes the interests of all shareholders are best served through a leadership model with a combined Chairman/CEO position and an independent Presiding Director.

The current CEO possesses an in-depth knowledge of the Company; its integrated, multinational operations; the evolving energy industry supply and demand; and the array of challenges to be faced. This knowledge was gained through more than 24 years of successful experience in progressively more senior positions, including domestic and international responsibilities.

The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to shareholders. Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.

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The Board is comprised entirely of independent directors except the CEO, and 100 percent of the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committee members are independent. Each independent director has access to the CEO and other Company executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

In addition, after considering evolving governance practices and shareholder input regarding Board independence, the Board established the role of Presiding Director. The Board believes the Presiding Director can provide effective independent Board leadership. Steven S Reinemund serves as Presiding Director and is expected to remain in the position at least through the annual meeting of shareholders. In accordance with the specific duties prescribed in the Corporate Governance Guidelines, the Presiding Director chairs and approves the agenda for executive sessions of the independent directors, which are held several times per year, normally coincident with meetings of the Board and without the CEO or other management present; chairs meetings of the Board in the absence of the Chairman; and works closely with the Chairman in developing Board agendas, topics, schedules, and in reviewing materials provided to the directors.

Director Qualifications

The Board has adopted guidelines outlining the qualifications sought when considering non-employee director candidates. These guidelines are published on our website at exxonmobil.com/directorguidelines.

In part, the guidelines describe the necessary experiences and skills expected of director candidates as follows:

“Candidates for non-employee director of Exxon Mobil Corporation should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations, preferably those with worldwide scope.”

The key qualifications the Board seeks across its membership to achieve a balance of diversity and experiences important to the Corporation include: financial expertise; experience as the CEO of a significant company or organization or as a next-level executive with responsibilities for global operations; experience managing large, complex organizations; experience on one or more boards of significant public or nonprofit organizations; and expertise resulting from significant academic, scientific, or research activities. The Board also seeks diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Board considers relevant.

Under ExxonMobil’s Corporate Governance Guidelines, a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our website and described in more detail under Related Person Transactions and Procedures on pages 7 and 8.

The Board has reviewed relevant relationships between ExxonMobil and each non-employee director and director nominee to determine compliance with the NYSE standards and ExxonMobil’s additional standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and nominees are independent. The Board has also determined that each member of the Audit, Board Affairs, Compensation, and Public Issues and Contributions Committees (see membership table on page 9) is independent.

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In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
U.M. Burns	Ordinary course business with Xerox (purchases of business process, IT, and document and benefit plan services)
K.C. Frazier	Ordinary course business with Merck (purchases of pharmaceuticals; sales of chemicals and oils)
D.R. Oberhelman	Ordinary course business with Caterpillar (purchases of license rights, equipment and repair services; sales of lubricants)

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our website.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and reaffirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her immediate family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

•	Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided: (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to enter into such transactions; and (2) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

•	Grants or membership payments in the ordinary course of business to nonprofit organizations, provided: (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and (2) the amount of general purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

•	Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

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•	Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

The following disclosures are made as of February 22, 2017, the date of the most recent Board Affairs Committee review of potential related person transactions.

ExxonMobil and its affiliates have about 71,100 regular employees around the world and employees related by birth or marriage may be found at all levels of the organization. ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state, “Relatives of Company employees may be employed on a non-preferential basis. However, an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.”

Several current ExxonMobil executive officers have family members who are employed by the Corporation or its affiliates and whose current annualized compensation (including benefits) exceeds the SEC disclosure threshold: M.W. Albers (Senior Vice President) has a daughter employed by ExxonMobil Development Company; R.N. Schleckser (Vice President and Treasurer) has a brother employed by ExxonMobil Refining & Supply Company; S.M. Greenlee (Vice President) has a son and a son-in-law employed by ExxonMobil Development Company; J.M. Spellings (Vice President and General Tax Counsel) has a son employed by ExxonMobil Pipeline Company; and J.J. Woodbury (Vice President – Investor Relations and Secretary) has a son employed by XTO Energy Inc. Consistent with ExxonMobil’s Related Person Transaction Guidelines as described above, we do not consider any of these relationships to be material within the meaning of the related person transaction disclosure rules.

S.N. Ortwein (President of XTO Energy Inc.) has a brother-in-law currently serving as Chief Executive Officer of Oracle Corporation. In the ordinary course of our business, ExxonMobil purchases a variety of computer technology and services from Oracle. Ms. Ortwein has no involvement in decisions regarding ExxonMobil’s business with Oracle and the annual volume of such business is well below the categorical threshold established in ExxonMobil’s Related Person Transaction Guidelines. R.M. Ebner (Vice President and General Counsel) has a brother-in-law who is a partner of a law firm that performs limited work for ExxonMobil. Mr. Ebner’s brother-in-law does not work on ExxonMobil’s account and Mr. Ebner is recused from any involvement in decisions to retain the firm. Therefore, we do not consider these relationships to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non-employee directors or their immediate family members serve as executive officers. The Committee determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See Director Independence on pages 6 and 7.

The Committee also determined that no related person transactions occurred during the year involving any of the investors who have reported ownership of 5 percent or more of ExxonMobil’s outstanding common stock. See “Certain Beneficial Owners” on page 22.

We are not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer

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under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the ExxonMobil website at exxonmobil.com/code. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be posted promptly on our website.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions, and requires regular employees and non-employee directors to complete annual compliance certifications.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our website.

Board Meetings and Committees; Annual Meeting Attendance

The Board met 12 times in 2016. ExxonMobil’s incumbent directors, on average, attended approximately 93 percent of Board and committee meetings during 2016. No director attended less than 75 percent of such meetings. ExxonMobil’s non-employee directors held eight executive sessions in 2016.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except Dr. Avery, who was first elected to the Board effective February 1, 2017.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committees. Each committee has a written charter. The charters are posted on the Corporate Governance section of our website at exxonmobil.com/governance.

The table below shows the current membership of each Board committee and the number of meetings each committee held in 2016.

Director	Audit	Compensation	Board Affairs	Finance	Public Issues and Contributions	Executive(1)
S.K. Avery			✓		✓
M.J. Boskin		✓			✓	✓
P. Brabeck-Letmathe	✓			✓
A.F. Braly			✓		✓
U.M. Burns	✓			✓
L.R. Faulkner	C			✓		✓
H.H. Fore	✓			✓
K.C. Frazier			C		✓
D.R. Oberhelman	✓			✓
S.J. Palmisano		C	✓			✓
S.S Reinemund			✓		C	✓
W.C. Weldon		✓	✓
D.W. Woods				C		C
2016 Meetings	11	7	8	2	4	0

C = Chair    ✓ = Member            (1) Other directors serve as alternate members on a rotational basis

Below is additional information about each Board committee.

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Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our website, and are described in more detail below and in the section titled Director Qualifications on page 6.

A substantial majority of the Board must meet the independence standards described in the Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency. The Board must include members with the particular experience required for service on key Board committees, as described in the committee charters.

The Guidelines for the Selection of Non-Employee Directors state:

“ExxonMobil recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.”

In addition to seeking a diverse set of business or academic experiences, the Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds, as well as gender and ethnic diversity. The Committee does not use quotas but considers diversity along with the other requirements of the Selection Guidelines when evaluating potential new directors. The Committee has also instructed its executive search firm to include diversity as part of the candidate search criteria.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee has also engaged an executive search firm to help the Committee identify new director candidates. The firm identifies potential director candidates for the Committee to consider and helps research candidates identified by the Committee. Additionally, the Committee considers recommendations made by employee directors, shareholders, and others. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

The recommendation of Dr. Avery was made by incumbent directors.

Shareholders may send recommendations for director candidates to the Secretary at the address given under Contact Information on page 4. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

10	2017 Proxy Statement

The Committee also administers provisions of the Corporate Governance Guidelines that require a director to tender a resignation when there is a substantial change in the director’s circumstances. The Committee reviews the relevant facts to determine whether the director’s continued service would be appropriate and makes a recommendation to the Board.

Another responsibility of the Committee is to review and make recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an independent consultant, Pearl Meyer & Partners, LLC, (Pearl Meyer) to provide information on current developments and practices in director compensation. Pearl Meyer is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the SEC and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that SEC rules require be included in the Corporation’s annual proxy statement. This report is on pages 23 and 24.

The Audit Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. Under the Audit Committee’s approach, an annual program of work is approved each October for the following categories of services: Audit, Audit-Related, and Tax. Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee. Pre-approvals apply to engagements within a category of service, and cannot be transferred between categories. If fees might otherwise exceed pre-approved amounts for any category of permissible services, the incremental amounts must be reviewed and pre-approved prior to commitment. The complete text of the Audit Committee’s pre-approval policies and procedures is posted on the Corporate Governance section of ExxonMobil’s website.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that Mr. Brabeck-Letmathe, Ms. Burns, Dr. Faulkner, and Mr. Oberhelman are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee is comprised exclusively of non-employee directors and oversees compensation for ExxonMobil’s senior executives, including salary, bonus, and performance share awards; and, succession planning for key executive positions. The Committee’s charter is available on the Corporate Governance section of our website.

During 2016, the Committee took the following actions:

•	Reviewed and approved the corporate goals and objectives relevant to the compensation of the CEO;

•	Reviewed the Corporation’s business results and progress on strategic plans during the year with ExxonMobil’s CEO and other senior executives;

2017 Proxy Statement	11

•	Carefully considered the results of the 2016 advisory vote on executive compensation;

•	Assessed each element of the Company’s compensation program and practices, and confirmed that they do not create any material adverse risks for the Company. The key design features of the compensation program that discourage executives from taking inappropriate risk are described in detail in this proxy statement (see pages 34 and 40 to 43);

•	Discussed the Company’s executive compensation program with its independent consultant;

•	Established the aggregate annual ceilings for the 2016 short-term and long-term incentive award programs taking into account input received from the CEO and other senior executives;

•	Approved the salary program for 2017;

•	Reviewed the performance and contributions of, and granted incentive awards and salary for the CEO. The CEO does not participate in or provide input on decisions regarding his own compensation;

•	Reviewed the individual performance and contributions of, and granted individual incentive awards and set salaries for other senior executives based on recommendations to the Committee by the CEO; and

•	Reviewed progress on executive development and succession planning for senior level positions with input from the CEO.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (currently 26 positions). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee currently consisting of the Chairman and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on short-term and long-term incentive awards established by the Compensation Committee.

For more information on the compensation decisions made by the Committee for 2016, refer to the Compensation Discussion and Analysis (CD&A) beginning on page 26.

The Compensation Committee’s report is available on page 25.

The Compensation Committee utilizes the expertise of an external independent consultant, Pearl Meyer. At the direction of the Committee, Pearl Meyer:

•	Attends Committee meetings;

•	Informs the Committee regarding general trends in executive compensation across industries;

•	Prepares the analysis of comparator company compensation used by the Committee; and

•	Participates in the Committee’s deliberations regarding compensation for Named Executive Officers.

In addition, at the direction of the Chair of the Board Affairs Committee, Pearl Meyer provides an annual survey of non-employee director compensation for use by that Committee.

The Compensation Committee is solely and directly responsible for the appointment, compensation, and oversight of the consultant. The Committee considers factors that could affect Pearl Meyer’s independence, including that the consultant provides no other services for ExxonMobil other than its engagement by the Committee and the Board Affairs Committee as described above. Based on this review, the Committee has determined the consultant’s work for the Committee to be free from conflicts of interest.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share purchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our website.

12	2017 Proxy Statement

Public Issues and Contributions Committee

The Public Issues and Contributions Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, security, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities, and also visits operating sites to observe and comment on current operating practices. In addition, the Committee reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in the United States at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our website.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Engagement

We believe ongoing engagement with our shareholders is vitally important. ExxonMobil understands the importance of keeping shareholders informed about our business and to address areas of interest. The Company does so through a variety of means, including publications we issue throughout the year; our website (including the Perspectives blog); the annual shareholders meeting; webcasts including our annual executive compensation and governance webcast during which any shareholder can submit comments or questions; and through direct interface. We welcome and value input from all shareholders, and such input is taken seriously by the Company.

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send written or electronic communications to individual directors, including the Presiding Director, Board committees, or the non-employee directors as a group.

•       Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under Contact Information on page 4.

•       Electronic Communications: You may send e-mail to individual non-employee directors, Board committees, or the non-employee directors as a group by using the form provided for that purpose on our website at exxonmobil.com/directors.

Additional instructions and procedures for communicating with the directors are posted on the Corporate Governance section of our website at exxonmobil.com/proceduresdircom.

2017 Proxy Statement	13

Item 1 – Election of Directors

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees, including public company directorships during the past five years, is provided. Also included are the particular experiences, qualifications, attributes and skills of each director nominee that led the Board to conclude that such person should serve as a director of the Company. All of our nominees currently serve as ExxonMobil directors.

All director nominees have stated they are willing to serve if elected. If a nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one. Alternatively, the Board may reduce its size to equal the number of remaining nominees.

The Board recommends you vote FOR each of the following candidates:

Susan K. Avery
Principal occupation: Former president and director of the Woods Hole Oceanographic Institution Age 67 Director since 2017 Committees: Board Affairs, Public Issues and Contributions

Business experience:

Dr. Avery served as President and Director of the Woods Hole Oceanographic Institution from 2008 to 2015. She served as interim dean of the graduate school and vice chancellor for research, interim provost and executive vice chancellor for academic affairs at the University of Colorado Boulder from 2004 to 2008.

Other experience, qualifications and attributes:

•     Leadership experience as former director of the Cooperative Institute for Research in Environmental Sciences, a collaboration between the University of Colorado Boulder and the National Oceanic and Atmospheric Administration (NOAA)

•     Government and scientific research experience as member of the Scientific Advisory Board of the United Nations Secretary-General and member of the National Research Council Global Change Research Program Advisory Committee

•     Experience on advisory committees at NASA, NOAA, the National Science Foundation and the National Park System, and previously at the Climate Change Science Program

•     Affiliation with scientific and environmental organizations (senior fellow of the Consortium for Ocean Leadership, fellow of the American Meteorological Society, the American Association for the Advancement of Science, and the Institute of Electrical and Electronics Engineers)

Current public company directorships: None

Past public company directorships: None

14	2017 Proxy Statement

Michael J. Boskin

Principal occupation:

T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Age 71

Director since 1996

Committees: Compensation, Public Issues and Contributions, Executive

Business experience:

Dr. Boskin is a Research Associate, National Bureau of Economic Research. He is also Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Other experience, qualifications and attributes:

•     Financial expertise

•     Public finance, tax, budget, and macroeconomic policy experience as Senior Fellow at the Hoover Institution and the T.M. Friedman Professor of Economics at Stanford University

•     Government/research experience as Chairman of the President’s Council of Economic Advisors and an Associate at the National Bureau of Economic Research

•     Experience advising the federal government, heads of state, finance ministries, and central banks around the world

•     Other board experience as former Director of Shinsei Bank and Vodafone Group (both prior to 2012)

Current public company directorships: Oracle (April 1994–Present)

Past public company directorships: None

Angela F. Braly

Principal occupation:

Former Chairman of the Board, President and Chief Executive Officer of WellPoint (now Anthem), a health insurance company

Age 55

Director since 2016

Committees:

Board Affairs, Public Issues and Contributions

Business experience:

Ms. Braly served as Chairman of WellPoint from 2010 to 2012; and President and Chief Executive Officer from 2007 to 2012. She served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007; and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005.

Other experience, qualifications and attributes:

•     Affiliation with leading business and public policy associations (former member of the Business Council, former member of the Business Roundtable and Harvard Advisory Council on Health Care Policy, former Director of the Blue Cross Blue Shield Association, Co-Founder and Director of the Policy Circle, and Director of the Indiana Economic Development Corporation)

Current public company directorships: Brookfield Asset Management (May 2015–Present); Lowe’s (November 2013–Present); Procter & Gamble (December 2009–Present)

Past public company directorships: WellPoint (June 2007–August 2012)

2017 Proxy Statement	15

Ursula M. Burns
Principal occupation: Chairman of the Board, Xerox Corporation Age 58 Director since 2012 Committees: Audit, Finance

Business experience:

Ms. Burns was elected Chairman of Xerox in 2010. She was also Chief Executive Officer in 2009 and President in 2007, and relinquished these roles in 2016. She also served as Senior Vice President, Corporate Strategic Services; and Senior Vice President and President, Document Systems and Solutions Group, and Business Group Operations, at Xerox.

Other experience, qualifications and attributes:

•     Financial expertise

•     Leadership positions as Vice Chair of the President’s Export Council and as founding Board Director of Change the Equation to improve education in the United States in science, technology, engineering, and math

•     Affiliation with numerous community, educational, and nonprofit organizations including FIRST (For Inspiration and Recognition of Science and Technology), Ford Foundation, National Academy Foundation, and MIT

•     Other board experience as former Director of Boston Scientific (prior to 2012)

Current public company directorships: Xerox (April 2007–Present); American Express (January 2004–Present)

Past public company directorships: None

Henrietta H. Fore
Principal occupation: Chairman of the Board and Chief Executive Officer, Holsman International Age 68 Director since 2012 Committees: Audit, Finance

Business experience:

Ms. Fore has served as Chairman and Chief Executive Officer of Holsman International since 2009. She served as the Administrator of the U.S. Agency for International Development and Director of U.S. Foreign Assistance from 2007 to 2009.

Other experience, qualifications and attributes:

•     Government service as former Under Secretary of State for Management (the Chief Operating Officer for the Department of State) and as former Director of the U.S. Mint

•     Leadership positions as global Co-Chair of Asia Society and global Co-Chair of WomenCorporateDirectors, and as Trustee of the Aspen Institute and the Center for Strategic and International Studies

•     Affiliation as a Director with leading humanitarian associations (the Committee Encouraging Corporate Philanthropy and the Center for Global Development)

•     Other board experience as former Director of Dexter Corporation and HSB Group (both prior to 2012)

Current public company directorships: General Mills (June 2014–Present); Theravance Biopharma (June 2014–Present)

Past public company directorships: Theravance (October 2010–May 2014)

16	2017 Proxy Statement

Kenneth C. Frazier
Principal occupation: Chairman of the Board, President, and Chief Executive Officer, Merck & Co. Age 62 Director since 2009 Committees: Board Affairs, Public Issues and Contributions

Business experience:

Mr. Frazier was elected Chairman and Chief Executive Officer of Merck in 2011, and President in 2010. He was elected Executive Vice President and President, Global Human Health, at Merck in 2007; and Executive Vice President and General Counsel in 2006. He served as Senior Vice President and General Counsel at Merck from 1999 to 2006.

Other experience, qualifications and attributes:

•     Affiliation with leading legal, business, and public policy associations (the American Law Institute, the Business Council, and Pharmaceutical Research and Manufacturers of America)

•     Recipient of award for extraordinary achievement in pro bono and public service

•     Other board experience at nonprofit organizations

Current public company directorships: Merck (January 2011–Present)

Past public company directorships: None

Douglas R. Oberhelman
Principal occupation: Former Chairman of the Board and Chief Executive Officer, Caterpillar Inc. Age 64 Director since 2015 Committees: Audit, Finance

Business experience:

Mr. Oberhelman was elected Chairman and Chief Executive Officer of Caterpillar in 2010 and relinquished these roles in 2017 and 2016, respectively. He was elected Group President of Caterpillar in 2002; and Vice President, Engine Products Division in 1998. He also served as Vice President and Chief Financial Officer of Caterpillar from 1995 to 1998.

Other experience, qualifications and attributes:

•     Financial expertise

•     Affiliation with leading business associations and philanthropies (former Chairman of the Business Roundtable, former Chairman of the National Association of Manufacturers, graduate member of the Business Council, Vice President of Wetlands America Trust, Chairman of the Easter Seals Foundation of Central Illinois, Director of the Gilmore Foundation, and member of the Nature Conservancy’s Latin America Conservation Council)

•     Other board experience as former Director of Ameren Corporation (prior to 2012)

Current public company directorships: None

Past public company directorships: Eli Lilly and Company
(December 2008–February 2015); Caterpillar (July 2010–March 2017)

2017 Proxy Statement	17

Samuel J. Palmisano
Principal occupation: Former Chairman of the Board, IBM Age 65 Director since 2006 Committees: Compensation, Board Affairs, Executive

Business experience:

Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003 and relinquished these roles in 2012. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Other experience, qualifications and attributes:

•     Affiliation with leading business, public policy, and research organizations (the Business Roundtable, the Executive Committee of the Council on Competitiveness, and the Center for Global Enterprise)

•     Awarded honorary fellowship from the London Business School, Honorary Degree of Doctor of Humane Letters from Johns Hopkins University and Rensselaer Polytechnic Institute, and the French Legion of Honor

•     Other board experience as former Director of Gannett Co. (prior to 2012)

Current public company directorships: American Express
(March 2013–Present)

Past public company directorships: IBM (July 2000–September 2012)

Steven S Reinemund
Principal occupation: Executive in Residence, Wake Forest University Age 69 Director since 2007 Presiding Director since 2016 Committees: Board Affairs, Public Issues and Contributions, Executive

Business experience:

Mr. Reinemund served as Dean of Business, Wake Forest University from 2008 to 2014; Executive Chairman of the Board of PepsiCo from 2006 to 2007, and retired in 2007; was elected Chief Executive Officer and Chairman of the Board in 2001; President and Chief Operating Officer in 1999; and Director in 1996. He was elected President and CEO of Frito-Lay in 1992 and Pizza Hut in 1986.

Other experience, qualifications and attributes:

•     Leadership experience at Wake Forest University as former Dean of Business

•     Academic experience at Wake Forest University as Professor of Leadership and Strategy

•     Affiliation with leading charitable and business associations (U.S. Naval Academy Foundation Board, National Minority Supplier Development Council, National Advisory Board of the Salvation Army, Newman’s Own Foundation Advisory Board, Wake Forest University Trustee, and Board of Managers, Verger Capital Management, the endowment of Wake Forest University)

•     Other board experience as former Director of Johnson & Johnson and PepsiCo (both prior to 2012)

Current public company directorships: Marriott (April 2007–Present); Walmart (June 2010–Present)

Past public company directorships: American Express
(April 2007–May 2015)

18	2017 Proxy Statement

William C. Weldon
Principal occupation: Former Chairman of the Board, Johnson & Johnson Age 68 Director since 2013 Committees: Compensation, Board Affairs

Business experience:

Mr. Weldon was elected Chairman and Chief Executive Officer of Johnson & Johnson in 2002, and relinquished the roles of CEO and Chairman in 2012. He also served as Vice Chairman from 2001 to 2002 and as Worldwide Chairman, Pharmaceuticals Group, from 1998 to 2001.

Other experience, qualifications and attributes:

•     Leadership position as Trustee of Quinnipiac University

•     Affiliation with leading business associations (past Vice Chairman of the Business Council, the Business Roundtable, past Chairman of the CEO Roundtable on Cancer, Healthcare Leadership Council, and past Chairman of Pharmaceutical Research and Manufacturers of America)

Current public company directorships: CVS Caremark (March 2013–Present); JPMorgan Chase (March 2005–Present)

Past public company directorships: Chubb (May 2013–January 2016); Johnson & Johnson (February 2001–December 2012)

Darren W. Woods
Principal occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation Age 52 Director since 2016 Committees: Finance, Executive

Business experience:

Mr. Woods was elected Chairman and Chief Executive Officer of Exxon Mobil Corporation effective January 1, 2017. He served as President of Exxon Mobil Corporation in 2016, Senior Vice President from 2014 to 2016, and Vice President, and President, ExxonMobil Refining & Supply Company from 2012 to 2014.

Other experience, qualifications and attributes:

•     Global business experience: Demonstrated leadership resulting from a career of more than 24 years involving positions of increasing responsibility with the Company’s domestic and international business operations within ExxonMobil Refining & Supply Company, ExxonMobil Chemical Company and Exxon Company International

Current public company directorships: None

Past public company directorships: Imperial Oil Ltd. (April 2013–July 2014)

2017 Proxy Statement	19

Director Compensation

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found on the Corporate Governance section of our website;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an independent consultant, Pearl Meyer, to provide information on current developments and practices in director compensation. Pearl Meyer is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of cash and equity in the form of restricted stock. Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

The annual cash retainer for non-employee directors in 2016 was $110,000 per year. Chairs of the Audit and Compensation Committees and the Presiding Director receive an additional $10,000 per year.

A significant portion of director compensation is granted in the form of restricted stock to align director interests with the interests of our long-term shareholders. The annual restricted stock award grant for incumbent non-employee directors is 2,500 shares. A new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board.

While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the shares remain unvested and thus cannot be sold. The restricted shares are subject to forfeiture if the non-employee director leaves the Board early, i.e., before the retirement age of 72, as specified for non-employee directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Dr. Avery was first elected to the Board effective February 1, 2017, and therefore is not included in the tables below in this section.

20	2017 Proxy Statement

Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)(b)	Total ($)
M.J. Boskin	110,000	193,000	0	0	0	239	303,239
P. Brabeck-Letmathe	110,000	193,000	0	0	0	239	303,239
A.F. Braly	65,879	719,840	0	0	0	147	785,866
U.M. Burns	110,000	193,000	0	0	0	239	303,239
L.R. Faulkner	120,000	193,000	0	0	0	239	313,239
J.S. Fishman	73,957	193,000	0	0	0	151	267,108
H.H. Fore	110,000	193,000	0	0	0	239	303,239
K.C. Frazier	110,000	193,000	0	0	0	239	303,239
D.R. Oberhelman	110,000	193,000	0	0	0	239	303,239
S.J. Palmisano	120,000	193,000	0	0	0	239	313,239
S.S Reinemund	115,989	193,000	0	0	0	239	309,228
W.C. Weldon	110,000	193,000	0	0	0	239	303,239

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents fair value on the date of grant. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director (other than Ms. Braly, who joined the Board in May 2016) received an annual grant of 2,500 restricted shares in January 2016. The valuation of these awards is based on a market price of $77.20 on the date of grant.

Ms. Braly received a one-time grant of 8,000 restricted shares upon first being elected to the Board in May 2016. The valuation of this award is based on the market price of $89.98 on the date of the grant.

At year-end 2016, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	66,800
P. Brabeck-Letmathe	23,000
A.F. Braly	8,000
U.M. Burns	18,000
L.R. Faulkner	28,000
H.H. Fore	18,000
K.C. Frazier	25,500
D.R. Oberhelman	10,500
S.J. Palmisano	34,500
S.S Reinemund	30,500
W.C. Weldon	15,500

(b)	The amount shown for each director is the cost of travel accident insurance covering death, dismemberment, or loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

2017 Proxy Statement	21

Certain Beneficial Owners

Based on our review of ownership reports filed with the SEC, the firms listed below are the only beneficial owners of more than 5 percent of ExxonMobil’s outstanding common stock as of December 31, 2016.

Name and Address of Beneficial Owner	Shares Owned	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	288,676,155	7.0%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	248,696,000	6.0%

Director and Executive Officer Stock Ownership

These tables show the number of ExxonMobil common shares each executive named in the Summary Compensation Table on page 44 and each non-employee director or director nominee owned on February 28, 2017. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.05 percent of the outstanding shares.

Named Executive Officer	Shares Owned(1)		Shares Covered by Exercisable Options
R.W. Tillerson	1,737,243	(2)	0
M.W. Albers	426,466		0
M.J. Dolan	534,203	(3)	0
A.P. Swiger	486,553		0
D.W. Woods	82,758		0

(1)	Does not include unvested restricted stock units, which do not carry voting rights prior to the issuance of shares on settlement of the awards.
(2)	Ownership shown as of retirement on December 31, 2016.
(3)	Includes 160,476 shares jointly owned with spouse.

Non-Employee Director	Shares Owned
S.K. Avery	8,000
M.J. Boskin	69,300
P. Brabeck-Letmathe	25,500
A.F. Braly	12,575
U.M. Burns	20,706
L.R. Faulkner	30,500
H.H. Fore	45,000
K.C. Frazier	28,000
D.R. Oberhelman	13,000
S.J. Palmisano	37,000
S.S Reinemund	44,225	(1)
W.C. Weldon	19,118

(1)	Includes 1,100 shares held in family trust of which spouse is a trustee.

On February 28, 2017, ExxonMobil’s incumbent directors and executive officers (32 people) together owned 3,552,736 shares of ExxonMobil stock and zero shares covered by exercisable options, representing about 0.08 percent of the outstanding shares.

22	2017 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires our executive officers and directors to file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC. We are not aware of any unfiled or late reports for 2016.

Audit Committee Report

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil website at exxonmobil.com/auditcharter. We review the adequacy of the charter at least annually. All of our members are independent directors. We held 11 meetings in 2016 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC indicated that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, including PCAOB AS 1301 Communication with Audit Committees. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the communications PwC is required to provide us under applicable PCAOB rules. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management the comprehensive, long-standing risk management and compliance processes of the Corporation, and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

We have also appointed PwC to audit the Corporation’s financial statements for 2017, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Corporation’s internal control over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Our members

2017 Proxy Statement	23

are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

Larry R. Faulkner, Chair	Peter Brabeck-Letmathe
Ursula M. Burns	Henrietta H. Fore
Douglas R. Oberhelman

Item 2 – Ratification of Independent Auditors

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2017. We are asking you to ratify that appointment.

Total Fees

The total fees for PwC professional services rendered to ExxonMobil for the year ended December 31, 2016, were $36.3 million, an increase of $1.9 million from 2015. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil website at exxonmobil.com/pre-approval. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2016	2015
	(millions of dollars)
Audit Fees	28.0	27.9
Audit-Related Fees	7.5	5.7
Tax Fees	0.8	0.8
All Other Fees	—	—

Total	36.3	34.4

Audit Fees

The aggregate fees for PwC professional services rendered for the annual audits of ExxonMobil’s financial statements for the year ended December 31, 2016, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that year were $28.0 million (versus $27.9 million for 2015).

Audit-Related Fees

The aggregate fees for PwC Audit-Related services rendered to ExxonMobil for the year ended December 31, 2016, were $7.5 million (versus $5.7 million in 2015). These services were mainly related to asset dispositions, benefit plans audits, and other attestation procedures.

Tax Fees

The aggregate fees for PwC Tax services rendered to ExxonMobil for the year ended December 31, 2016, were $0.8 million (versus $0.8 million for 2015). These services are mainly related to assisting various ExxonMobil affiliates with the preparation of local tax filings and related services.

All Other Fees

The aggregate fees for PwC services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the year ended December 31, 2016, were zero (also zero in 2015).

We believe PwC is well qualified to perform this work. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if desired.

The Audit Committee recommends you vote FOR this proposal.

24	2017 Proxy Statement

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management of the Corporation. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement for the 2017 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016.

Samuel J. Palmisano, Chair	Michael J. Boskin
William C. Weldon

Item 3 – Advisory Vote to Approve Executive Compensation

At the meeting, shareholders will be asked to vote on a non-binding resolution to approve the compensation of the Named Executive Officers (NEOs), listed in the Summary Compensation Table.

When casting your vote, we encourage you to consider the content of our Executive Compensation Overview and detailed information included in the Compensation Discussion and Analysis.

The design of our compensation program ensures an unwavering focus by executives on the long-term performance of the business, and a clear alignment with shareholder interests. ExxonMobil continues to demonstrate strong business performance over the commodity cycle relative to industry peers (see pages 28 and 29).

Through annual benchmarking, we assess our market orientation and program design. We then set the highest performance standards, requiring industry-leading results in seven pre-established performance areas and metrics over investment lead times of the business. Further, our executive officers are expected to individually perform at the highest level or they are replaced.

Our governance practices require the longest periods of shareholding, and risk of forfeiture for resignation before retirement or detrimental activity. As a result, our executives were required to hold a substantial portion of their stock awards through the recent commodity price collapse relative to competitors. There are no employment contracts, severance agreements, or change-in-control arrangements (see page 42).

The compensation design ensures that the majority of compensation and the shareholding net worth of senior executives are linked to the performance of ExxonMobil stock and resulting shareholder returns. The executives’ inability to monetize equity earlier ensures that they experience the impact of commodity price cycles much like our long-term shareholders.

The Board recommends an advisory vote FOR the following resolution:

RESOLVED: That shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion on pages 26 to 52 of this proxy statement.

Item 4 – Frequency of Advisory Vote on Executive Compensation

At the meeting, shareholders will be asked to vote on a non-binding resolution as to whether future advisory votes on executive compensation similar to the preceding resolution should be held every one, two, or three years.

ExxonMobil remains committed to ensuring our compensation strategy fits with our business model and our industry. Further, we have a long-standing philosophy that executive compensation should be based on long-term performance, aligned with the investment lead times of the business.

Consistent with our commitment to excellence in governance and responsiveness to shareholders, the Board recommends that future advisory votes on executive compensation be held every year but will follow the frequency that receives the plurality of votes cast by shareholders on this non-binding resolution.

Shareholders may vote for any of the three choices provided on the form of proxy (1, 2, or 3 years) or abstain from voting. The vote on this item is not a vote for or against the Board’s recommendation.

2017 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

26	2017 Proxy Statement

Executive Summary

Shareholder Feedback and Say-On-Pay Results

“FOR”	2016	2015	2014	2013	2012	2011
	89%	90%	90%	71%	78%	67%

•	Through extensive shareholder engagement, we heard positive feedback on:

–	Appropriate market orientation based on realized and unrealized pay

–	Disclosure on 7 pre-established performance areas and metrics that determine size of the incentive award at grant

–	Long-term vesting as a unique design feature that requires performance share holding through the commodity cycle

•	We have identified, through dialogue with shareholders, opportunities to improve our disclosure and further clarify:

–	Performance criteria at grant (versus vest) strengthens the linkage between performance and pay, while allowing for longer vesting periods. This has been emphasized by using the term performance share program to describe our equity program, which has been consistently applied for 15 years to all executives worldwide, including the CEO

–	Use of annual benchmarking to assess market orientation and program design

Why Vote “For” Say-On-Pay?

•	Strong business performance over the commodity cycle relative to industry peers (pages 28 and 29)

•	Compensation is based on significant performance differentiation (pages 30 and 31)

•	Program design is fully integrated with the Company’s business model and interests of long-term shareholders (pages 32, 33, and 34)

Key Messages

2017 Proxy Statement	27

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Industry-leading results in 7 pre-established performance areas and metrics over the investment lead times of the business, across companies within the oil and gas industry of similar scale and complexity, formed the basis for decisions made by the Compensation Committee in 2016

(1) Employees and contractors, includes XTO Energy Inc. data beginning in 2011. (2) Workforce safety data from participating American Petroleum Institute (API) companies; 2016 industry data not available at time of publication. (3) Industry group includes Chevron, Royal Dutch Shell, Total, and BP. Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For definitions and more information, see Frequently Used Terms on page 43. (4) Total shareholder distributions divided by market capitalization. Shareholder distributions consist of cash dividends and share buybacks to reduce shares outstanding.

28	2017 Proxy Statement

(5) Growth rate of an investor’s holdings with reinvestment of dividends. (6) Chevron, Royal Dutch Shell, Total, and BP weighted by market capitalization; shareholder return data for Total available from 1992. (7) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA). (8) For more information, see the Summary Annual Report included with the Corporation’s 2017 Proxy Statement. (9) Total Capitalization defined as “Net Debt + Market Capitalization”; Leverage defined as “Net Debt / Total Capitalization.”

2017 Proxy Statement	29

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Compensation Design Objectives

Program that rewards outstanding performance, promotes retention, and encourages long-term business decisions

Performance Differentiation

•	Overall level of performance share and bonus award grants is determined by the relative performance of the business

•	Each executive’s total compensation is highly differentiated by individual performance (chart 8, page 31)

Career Orientation

•	Effective leadership results from broad range of experiences across the business cycle

–	CEO and other Named Executive Officers have career service with ExxonMobil ranging from 24 to more than 41 years

•	Focus on attracting and retaining best talent available for a lifelong career

•	Requires a compensation program that promotes retention by delaying majority of annual compensation and placing it at risk of forfeiture

Succession Planning and Continuity of Leadership

•	Strong belief that executives must understand and align with the values and principles that support our business model; development and promotion from within helps us achieve this

•	Continuity of leadership helps achieve critically important sustainable risk management

Compensation Committee Decisions

•	Annual benchmarking conducted to assess market orientation and program design, including level of performance share grants

–	Evaluation of level of compensation requires comparison against other U.S. companies that generally have large scale and complexity, capital intensity, international operations, and proven sustainability over time

–	Market orientation of ExxonMobil CEO combined realized and unrealized pay, over the period of 2006 to 2015, is at the 43rd percentile of the following 12 compensation benchmark companies:

AT&T	Chevron	IBM	Procter & Gamble
Boeing	Ford Motor Company	Johnson & Johnson	United Technologies
Caterpillar	General Electric	Pfizer	Verizon

–	Tally sheets and pension modeling provide detailed information, by pay element, and allow for assessment against publicly available data for similar positions at comparator companies

–	Experience and level of responsibility are also key factors in assessing the contributions of individual executives

•	Industry-leading results in 7 pre-established performance areas and metrics over investment lead times of the business required to achieve a top quintile bonus and long-term performance share award

–	Assessment of business performance requires comparison against companies of similar scale and complexity in the same industry

Chevron	Royal Dutch Shell	Total	BP

30	2017 Proxy Statement

Highest Performance Standards

Business Performance

•	Industry-leading results in 7 pre-established performance areas and metrics over investment lead times of the business required to achieve a top quintile bonus and long-term performance share award

–	Outstanding performance in one area will not cancel out poor performance in another

Individual Performance

•	Annual performance assessment through well-defined process covering executive officers and more than 1,700 executives worldwide across multiple business lines and staff functions

•	Performance assessments are spread across 5 quintiles, each of which corresponds to an award level, widely differentiated between highest and lowest quintile, and determined by annual benchmarking

•	All 21 executive officers are expected to perform at the highest level or they are replaced

–	If it is determined that another executive would make a stronger contribution than the current officer, a succession plan is implemented and the incumbent is reassigned or separated

Scale and Complexity

2017 Proxy Statement	31

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Programs applied consistently for the past 15 years to all executives worldwide, including the CEO

Bonus Program

Three factors determine the annual bonus and focus executives on sustainable growth in shareholder value:

1.	Size of annual bonus pool determined by a formula, aligned with change in annual earnings

2.	Individual grant levels determined by 7 pre-established performance areas and metrics (chart 8)

3.	Half of annual bonus delayed until cumulative earnings per share (EPS) reach a specified level; EPS threshold at $6.50 in 2014, 2015, and 2016

2016 bonus represents 6 percent of CEO’s reported pay and is down 30 percent, which followed a 35-percent reduction in 2015

Performance Share Program(3)

The following design principles result in a performance and risk profile aligned with the experience of long-term shareholders:

1.	Performance award matrix determined by annual benchmarking (chart 8)
2.	Number of performance shares at grant determined by 7 pre-established performance areas and metrics
3.	Value of performance shares at vest determined by share price at vest
4.	Time between grant and vest aligns with investment lead times of the business

Vesting periods for senior executives far exceed typical three-year vesting that is common across most industries

•	Performance shares vest 50 percent in 5 years from grant date and 50 percent in 10 years or retirement, whichever is later; these stock holding requirements are not accelerated upon retirement

•	Better aligns with time frames over which business decisions affect long-term shareholder value

Illustration of long-term orientation of performance share program

Illustration shows retirement at year-end 2016; see page 35 for additional details concerning Mr. Tillerson’s retirement

2016 performance share award is over 70 percent of CEO’s reported pay; number of shares granted is consistent with 2015, reflective of annual benchmarking and industry-leading results in 7 pre-established performance areas and metrics

(1) The bonus program is based on an estimate of year-end earnings made in November of each year, such that payment can occur in that calendar year. Differences between actual and estimated earnings, either over or under, are factored into the following year’s program. (2) The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance. (3) The terminology used to describe our equity program has been updated to “Performance Share Program” to better reflect the strong connection between performance and pay; there have been no changes to the design of the program.

32	2017 Proxy Statement

CEO Compensation

For definitions of the terms “Reported Pay,” “Realized Pay,” and “Unrealized Pay” as used in this Overview, as well as a list of our compensation benchmark companies, see Frequently Used Terms on page 43. (1) Interest rate changes: from 3.5% for 2013; to 3.0% for 2014; to 2.75% for 2015; to 2.25% for 2016. (2) 2016 benchmark company data not available at time of publication. (3) Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001.

2017 Proxy Statement	33

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Long Vesting Periods

ExxonMobil’s vesting periods far exceed competitors, are strongly integrated with our business model, and are aligned with long-term shareholder interests, resulting in extensive stock holding through the commodity cycle

Sound Governance Practices

How our program discourages inappropriate risk taking:

✓	Extensive performance share holding requirement through total compensation that is heavily weighted towards the performance share program with long vesting periods

–	Executives see a one-for-one change in compensation through share price, aligned with the experience of the long-term shareholder

–	After retirement, ExxonMobil senior executives continue to have performance shares unvested, which are at risk of forfeiture for 10 years, and cannot be used as collateral for any purpose

–	Alternative programs in which performance criteria apply to the vest date require greater line of sight and thus shorter vesting periods; earlier payout schedules entail a leveraged formula that could focus executives on short-term results at the expense of long-term sustainable growth in shareholder value

✓	Unvested performance shares and the delayed payout of half of the annual bonus are subject to forfeiture for resignation or detrimental activity, with no accelerated payout at retirement

✓	Bonus clawback policy

✓	No employment contracts, severance agreements, or change-in-control arrangements for the CEO and other Named Executive Officers

✓	No guaranteed bonuses or additional grants to balance changes in value of prior grants

For the example in chart 15, for both the ExxonMobil and Alternate programs, 100 shares are granted each year from 2006 to 2016. (1) ExxonMobil performance share program: 50 percent of an annual grant of performance shares vests in 5 years and the other 50 percent vests in 10 years or retirement, whichever is later. (2) Hypothetical alternate formula-based program: percent of target shares that pay out depending on ExxonMobil’s relative three-year TSR rank versus our primary competitors: Chevron, Royal Dutch Shell, Total, and BP. TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards. Payout schedule as follows: 200% of target if ranked 1; 150% of target if ranked 2; 75% of target if ranked 3; and, 0% of target if ranked 4 or 5. (3) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA).

34	2017 Proxy Statement

Chairman and Chief Executive Officer Retirement

Rex W. Tillerson, Chairman and CEO of ExxonMobil, retired at year-end 2016 after more than 41 years of service, and was succeeded by Darren W. Woods effective January 1, 2017.

Subsequent to his retirement, ExxonMobil reached an agreement with Mr. Tillerson to comply with conflict- of-interest requirements associated with his appointment as U.S. Secretary of State on February 1, 2017.

Severed all financial ties, including all forms of compensation, benefits, and perquisites

•	Mr. Tillerson surrendered all unvested performance shares, earnings bonus units, and entitlement to other benefits such as retiree medical and dental benefits, and administrative, financial, and tax support

Established an irrevocable Ethics-Compliance Trust (“Trust”)

•	Funded based on valuation of surrendered performance shares, less reduction to reflect guidance provided by the Office of Government Ethics (“OGE”)

•	Structured to maintain the long-term design of ExxonMobil’s performance share program

–	Payments from the Trust correspond to the vesting schedule of performance shares that otherwise would have applied as a retired employee, including payout over 10 years

–	No acceleration except in the event of death

•	Independently managed and prohibited from investing in ExxonMobil, with assets managed consistent with government ethics rules

•	Subject to specific risk of forfeiture that prohibits Mr. Tillerson from working in the oil and/or gas industry during the 10-year payout period

–	In the event of forfeiture, the money would be distributed to one or more charities involved in fighting poverty or disease in the developing world; neither Mr. Tillerson nor ExxonMobil would have any control over the selection of the charities

Impact on compensation, benefits, and perquisites

•	Net effect of the agreement was a reduction of approximately $7 million:

–	$2.8 million in value of performance shares, to reflect OGE guidance

–	$3.9 million value of outstanding earnings bonus units

–	Discontinued benefits such as retiree medical and dental benefits, and administrative, financial, and tax support

2017 Proxy Statement	35

Shareholder Engagement

•	Shareholder engagement strategy focuses on transparent disclosure and wide-ranging dialogue between numerous shareholders and management. For 2016, this included:

–	Webcast on May 12, 2016, available to all shareholders; and

–	Individual conference calls on multiple occasions throughout the year with the Company’s largest shareholders.

•	These engagements provided an excellent opportunity to discuss alignment between performance and pay, as well as the Company’s long-standing philosophy that executive compensation should be based on long-term performance, aligned with the investment lead times of the business, as our Proxy materials demonstrate.

Compensation Committee Assessment of Executive Compensation Program

•	In assessing the executive compensation program, the Compensation Committee on multiple occasions:

–	Carefully considered the results of the 2016 advisory vote on executive compensation and the insights gained from this extensive dialogue;

–	Evaluated alternate methods of granting compensation; and

–	Received input and discussed this subject with its independent consultant.

•	Based on this assessment, the Committee confirmed that the current compensation program best ensures an unwavering focus on the long-term performance of the business, which the Committee expects will continue generating strong operating and financial results for the benefit of the Company’s long-term shareholders.

•	The Committee respects all shareholder votes, both “For” and “Against” our compensation program, and is committed to continued engagement with shareholders to ensure a full understanding of diverse viewpoints.

Say-On-Frequency

•	We remain committed to ensuring our compensation strategy fits with our business model and our industry. Further, the Company has a long-standing philosophy that executive compensation should be based on long-term performance, aligned with the investment lead times of the business.

•	Consistent with its commitment to excellence in governance and responsiveness to shareholders, the Board will follow the frequency that receives the plurality of votes cast by shareholders on the non-binding resolution.

•	The Board recommends that future advisory votes on executive compensation be held every year, see Item 4 – Frequency of Advisory Vote on Executive Compensation on page 25.

36	2017 Proxy Statement

Key Elements of the Compensation Program and Compensation Committee 2016 Decisions

•	The Company’s executive compensation program consists of base salary, annual bonus, and long-term equity in the form of performance shares. The Company also provides retirement plans in the form of pension and savings plans.

•	The Compensation Committee determined that the following allocation of annual pay granted best supports the business model, as well as the values, principles, and objectives described on pages 30 and 31. The actual allocation of these compensation elements can vary year-to-year based on the performance of the business.

	Target Percent of Annual Pay Granted(1)	Objective
Salary	10 percent or less	Provide a base level of income
Annual Bonus	10 to 20 percent	Tie compensation to annual business performance
Performance Shares(2)	Over 50 percent	Achieve alignment with the interests of long-term shareholders

•	In 2016, the Compensation Committee determined and approved the individual elements of compensation, as well as total compensation for each Named Executive Officer. Within the context of the compensation program structure and performance assessment process (see “Performance Measurements” beginning on page 40), the Committee aligned the value of 2016 compensation for the Named Executive Officers with the performance of the Company, individual performance, and compensation of benchmark companies, as described in the Executive Compensation Overview.

Salary

•	Annual benchmarking determines the overall size of the salary program.

•	The level of annual salary for an individual is based on the executive’s performance, experience, and level of responsibility.

•	Salary decisions directly affect the level of retirement benefits since salary is included in retirement benefit formulas.

•	The changes in salary from the prior year for the Named Executive Officers are consistent with the base salary program for all U.S. executives, taking into account desired market orientation, individual performance, increased individual experience, and level of responsibility.

Annual Bonus Program

•	The Compensation Committee establishes the overall size of the annual bonus pool (“ceiling”) based on the annual percent change in projected Corporate earnings, using the formula described on page 32. The program has been applied consistently for the last 15 years, including years in which earnings declined.

•	Individual bonus grants are determined by the performance award matrix on page 31, which differentiates award levels by individual performance and by pay grade. The performance award matrix is based on seven pre-established performance areas and metrics.

(1) Annual Pay Granted for this purpose means total compensation shown in the Summary Compensation Table, minus Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation. (2) To better reflect the strong connection between performance and pay, the terminology used to describe our equity program has been updated to “Performance Share Program.” There have been no changes to the design of the program.

2017 Proxy Statement	37

•	The annual bonus is generally delivered as shown below.

–	Half of the annual bonus is delayed and paid out when a specified level of cumulative earnings per share (EPS) is achieved or in three years at a reduced level. This delayed payout feature further aligns the interests of executives with sustainable long-term growth in shareholder value.

–	If the cumulative EPS threshold required for payout is not reached within three years, the EBU is reduced to an amount equal to the number of units times the actual cumulative EPS over the three-year period. This threshold ties the timing of the bonus payment to the rate of the Corporation’s future earnings and is therefore intentionally set at a level that is expected to be achieved within the three-year period.

–	The delayed portion of the bonus is at risk of forfeiture, see page 42.

–	The bonus award in its entirety is also subject to clawback, see page 42.

•	In 2016, bonus awards are down 30 percent for Messrs. Tillerson, Swiger, Albers, and Dolan; Mr. Woods’ bonus award was increased to reflect his transition to a higher pay grade and his election as President in 2016.

Performance Share Program

•	This program accounts for a substantial portion of annual pay granted, intended to align the personal financial interests of executives with the interests of long-term shareholders and to encourage a long-term view through the commodity price cycles.

•	The performance award matrix on page 31 determines the size of individual awards and widely differentiates among eligible executives based on individual performance and pay grade. The Company must continue leadership across seven pre-established performance areas and metrics over the investment lead times of the business for the CEO and other executive officers to receive a top quintile award, see pages 28 and 29.

•	Performance shares granted under this program are in the form of stock or stock units.

•	The Compensation Committee sets the size of the performance share program and makes grant decisions on a share-denominated basis rather than a price basis. This means that the Committee does not support a practice of offsetting the loss or gain of prior performance share grants by the value of current year grants, which would minimize the risk/reward profile of stock-based awards and undermine the long-term view that executives are expected to adopt.

•	The Committee also compares the total value of long-term performance share awards against the combined value of all forms of long-term awards by each compensation benchmark company through an annual benchmarking process, see pages 30 and 40.

•	Stock options have not been granted since 2001 and there are no plans to make such grants in the future.

Vesting and Restriction Periods

•	Performance share awards vest 50 percent in five years from grant date and 50 percent in 10 years or retirement, whichever is later.

•	Performance share awards are not subject to acceleration, even at retirement, except in the case of death.

•	These vesting periods far exceed those applied by most companies across all industries and better align with the long investment lead times of our business and the decisions that affect long-term shareholder value in our industry. For additional information on the benefits of long-term vesting, see page 34.

38	2017 Proxy Statement

•	Unvested performance share awards cannot be used as collateral for any purpose and are subject to forfeiture, even beyond retirement, see page 42.

•	The number of 2016 performance shares granted reflects annual benchmarking, industry leading results in 7 pre-established areas and metrics, and the highest level of individual performance. The level of awards is consistent with 2015 for all Named Executive Officers except for Mr. Woods whose grant level was increased to reflect his transition to a higher pay grade and his election as President in 2016.

Retirement Plans

Retirement plans include defined contribution plans, such as the Company’s savings plans, that are attractive to new hires as they can begin building an account balance immediately, and defined benefit plans, such as the Company’s pension plans, that are valuable in retaining mid- and late-career employees. The Named Executive Officers participate in the same savings and pension plans as other U.S. executives.

Change in control is not a triggering event under any ExxonMobil benefit plan.

Savings Plans

•	The qualified Savings Plan permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of 7 percent of eligible salary, to the extent they contribute a minimum of 6 percent of salary. These contributions are subject to Internal Revenue Code limits on the amount of pay taken into account and the total amount of contributions.

•	The nonqualified Supplemental Savings Plan does not permit employee contributions but provides 7 percent of eligible pay to continue the Company contributions that could not be made to the qualified plan due to Internal Revenue Code limits.

Pension Plans

•	The pension plans (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation until retirement age, consistent with the long-term nature of the Company’s business and its objective of promoting a long-term career.

•	Pay for the purpose of pension calculations includes base salary and bonus, but does not include stock-based awards. Inclusion of the annual bonus in the pension formula further strengthens the performance basis of the total compensation and benefits program.

•	Because pension benefits use final average pay applied to all years of service, the increase in pension values is greatest late in an employee’s career when compensation tends to be highest. This also enhances the retention of high-performing employees whose compensation typically increases as their job responsibilities expand.

•	The nonqualified Supplemental Pension Plan provides pension benefits to the extent annual salary exceeds the amount that can be considered in determining qualified pension benefits and to the extent other limits may apply to qualified benefits. Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since pension values would not reflect the higher level of pay in mid- to late-career.

•	The nonqualified Additional Payments Plan provides pension benefits with respect to the annual bonus, further supports retention and performance objectives, and reinforces the Compensation Committee’s practice of linking a greater proportion of compensation to business results for more senior-level executives. Including annual bonus in the pension formula gives the retirement program a greater performance orientation.

•	For more information on the pension plans, including the benefits formula, see pages 49 to 51.

•	In 2016, the lower lump sum interest rate (2.25 percent) versus 2015 (2.75 percent) is a contributing factor to the pension accruals reported in the Summary Compensation Table. These values are estimates; the actual values will be determined at the time each individual retires.

2017 Proxy Statement	39

Other Key Elements of the Compensation Program

Benchmarking Principles

•	Consistent with the Compensation Committee’s practice of using well-informed judgment to determine overall executive compensation, the Committee focuses on a broad orientation, generally a range around the median compensation of our benchmark companies, which provides the ability to:

–	Differentiate compensation based on experience and performance levels among executives;

–	Minimize the potential for automatic ratcheting-up of compensation that could occur with a narrow target among benchmarked companies;

–	Ensure that a change in share price is a significant factor in determining market orientation;

–	Manage salaries based on a long-term career orientation; and

–	Respond to changing business conditions.

•	These benchmarking principles apply to salary, annual bonus, and performance share awards.

•	Whether an executive’s total compensation is near, substantially below, or above the median is a factor the Compensation Committee considers along with Company performance, individual performance, experience, and level of responsibility when determining individual compensation levels, see below.

•	The Compensation Committee uses an independent consultant to assist in this analysis as discussed in the Corporate Governance section, see page 11.

•	For a list of the compensation benchmark companies, see page 30.

Performance Measurements

•	The Compensation Committee assesses the CEO’s performance and documents the basis on which compensation decisions are made.

•	Similarly, the CEO reviews the performance of all other senior executives with the Board of Directors during the annual executive development review in October of each year. In addition to this formal annual assessment, the Board also assesses the performance of all senior executives throughout the year during specific business reviews and Board Committee meetings.

•	Industry-leading performance across companies within the oil and gas industry of comparable scale and complexity and over investment lead times of the business is required in seven pre-established performance areas and metrics to achieve a top quintile award, see page 31. While the performance areas and metrics are not assigned a specific weight, safety performance and return on average capital employed (ROCE) are given highest priority.

•	Outstanding performance in one area will not cancel out poor performance in another.

•	ExxonMobil encourages safety and safety reporting throughout the Company. Applying a measure of safety success at the senior executive level is intended to hold senior leaders accountable for the overall results of the Company’s safety program.

•	Executive Officers are expected to perform at the highest level, as detailed on page 31.

•	The Committee also takes into account leadership in sustaining sound business controls and a strong ethical and corporate governance environment.

–	A violation of the Company’s code of business conduct could result in elimination of an officer’s incentive award for the year, as well as termination of employment and/or cancellation of all previously granted awards that have not yet vested.

40	2017 Proxy Statement

•	Experience and level of responsibility are also considered in assessing the contributions of individual executives. Career service for Named Executive Officers ranges from 24 to more than 41 years. Their most recent responsibilities are outlined below.

Name	Principal Position
R.W. Tillerson	– Chairman of the Board and CEO from 2006 to year-end 2016 – President and member of the Board since 2004, and President through 2015
D.W. Woods

–      Chairman of the Board and CEO since January 1, 2017

–      President and member of the Board since January 1, 2016

–      Senior Vice President in 2014 and 2015

–      More information regarding his career history is on page 19

A.P. Swiger	– Principal Financial Officer (PFO) since 2013 – Senior Vice President since 2009
M.W. Albers	– Senior Vice President since 2007
M.J. Dolan	– Senior Vice President since 2008

Share Utilization

•	Each year, the Compensation Committee establishes a ceiling for performance share awards. The overall number of shares underlying awards granted in 2016 represents dilution of 0.2 percent. This dilution is about 70 percent below the average of the companies benchmarked for compensation based on historical grant patterns. The effect is a lower relative impact on earnings per share at time of grant versus the compensation benchmark companies.

•	The Company has a long-established practice of purchasing shares in the open market and through negotiated transactions to offset the dilutive effect of shares or units settled in shares issued under the performance share program.

Granting Practices

•	The Compensation Committee grants incentive awards to the Company’s senior executives at its regular November meeting and does not do so by written consent.

•	A committee currently comprised of ExxonMobil’s Chairman and Senior Vice Presidents grants incentive awards to other eligible employees, within the parameters of the bonus and performance share award ceilings approved by the Compensation Committee. The schedule of the Compensation Committee determines when this committee meets to make such grants.

•	The Compensation Committee does not award additional grants to offset any decline in value of prior grants. Additionally, this share-denominated grant basis ensures that the interests of executives are aligned with those of long-term shareholders, see page 38.

Stock Ownership

•	In order to further align the interests of our senior executives with the interests of long-term shareholders and to ensure they have a significant stake in the sustainable long-term success of the Corporation, it is ExxonMobil’s policy that executives hold significant amounts of performance shares during employment and for many years after retirement.

•	Performance shares cannot be used as collateral for any reason during the period of restriction, even during retirement.

•	With over 50 percent of total compensation awarded in long-term equity with long vesting periods under the performance share program, stock ownership of ExxonMobil executives far exceeds the ownership guidelines of most companies.

2017 Proxy Statement	41

•	The table below shows stock ownership, including shares underlying performance shares, as a multiple of salary and the percentage of shares that are still subject to restrictions for the Named Executive Officers as well as the average for all current U.S.-dollar-paid executive officers as of year-end 2016.

Name	Dollar Value of Stock Ownership as a Multiple of Salary	Percent of Performance Shares Restricted
R.W. Tillerson	75	77
D.W. Woods	36	93
A.P. Swiger	62	73
M.W. Albers	58	88
M.J. Dolan	65	83
All Other U.S.-Dollar-Paid Executive Officers (Average)	32	80

Hedging Policy

•	Company policy prohibits all active employees, including executives, from purchasing or selling puts, calls, other options or futures contracts on ExxonMobil common stock or trading in the oil or gas futures market.

Clawback Policy and Forfeiture Provisions

•	In the event of a material negative restatement of ExxonMobil’s reported financial or operating results, the Board is authorized to take actions as it deems necessary and appropriate, including the recoupment (clawback) of any bonus (cash or earnings bonus units) paid to an executive officer. This recoupment policy reflects the Company’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies.

•	The delayed portion of the annual bonus and unvested long-term performance share awards are at risk of forfeiture in case of early retirement and/or detrimental activity if an executive:

–	Leaves the Company before standard retirement time (defined as age 65 for U.S. employees). In the event of retirement prior to the age of 65 but after eligibility for early retirement (i.e., age 55 to 64), the Compensation Committee, in the case of an executive officer, must approve the retention of awards.

–	Engages in activity that is detrimental to the Company, even if such activity occurs or is discovered after retirement.

•	The uniquely long vesting periods of performance shares substantially increase the percentage of career compensation at risk of forfeiture due to detrimental activity.

Employment Arrangements

•	The CEO and other Named Executive Officers are “at-will” employees and as such do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

•	This eliminates any real or perceived “safety net” with respect to job security and increases the risk and consequences to the individual of performance that does not meet the highest standards.

Tax Matters

•	The Company does not provide tax assistance for either bonus or performance share awards.

•	The bonus and performance share programs are structured with the intention to meet the requirements for deductibility as performance-based compensation under Section 162(m) of the Internal Revenue Code. This permits the Company to deduct certain compensation paid to the CEO and the other three most highly paid executives other than the Principal Financial Officer (PFO) if compensation is in excess of $1 million.

–

The material terms of performance goals under the bonus and performance share programs were previously approved by shareholders and were established to meet tax regulations. In order to grant any incentive awards to the covered executives, the Corporation must achieve positive net income (earnings).

42	2017 Proxy Statement

If positive earnings are achieved, individual awards to these executives are subject to a maximum cap of 0.2 percent of earnings in the case of bonus awards, and 0.5 percent of earnings in the case of performance share awards. Performance share awards to the covered executives for purposes of Section 162(m) of the Internal Revenue Code are made only under the “performance stock” provisions of the 2003 Incentive Program, which include the shareholder-approved goal and cap. The Compensation Committee has no authority to amend or change the shareholder-approved goals.

–	These terms do not represent the actual financial and operational goals the Company expects our senior executives to achieve. Actual award levels are determined based on the achievement of financial and operating goals described on page 31 and are below the shareholder-approved caps.

•	Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than the Internal Revenue Code.

•	Executives may not elect to defer any element of compensation prior to retirement.

•	Nonqualified pension and other benefits have been designed in a manner intended to avoid additional taxes that could potentially be imposed on the recipients of such amounts by Section 409A of the Internal Revenue Code. This is achieved by setting the form and timing of distributions to eliminate executive and Company discretion.

The above discussion of tax consequences is based on the Company’s interpretation of current U.S. tax laws.

Frequently Used Terms

Please also read the footnotes contained throughout the CD&A for additional definitions of terms we use and other important information.

Reported Pay is Total Compensation reported in the Summary Compensation Table, except for years 2006 to 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis.

Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted earnings bonus units (EBUs), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for compensation benchmark companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.

Unrealized Pay is calculated on a different basis from the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2015 of unvested restricted stock awards; unvested long-term share and cash performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.

Compensation Benchmark Companies consist of AT&T, Boeing, Caterpillar, Chevron, Ford Motor Company, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of August 1, 2016.

Free Cash Flow is cash flow from operations and asset sales less additions to property, plant and equipment, and additional investments and advances, plus collection of advances. For additional information, see page 45 of the Summary Annual Report included with the Corporation’s 2017 Proxy Statement.

Shareholder Distributions represent the cash to shareholders in the form of both dividends and share purchases. Shares are purchased both to reduce shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. For purposes of calculating distributions to shareholders, the Corporation only includes the cost of those shares purchased to reduce shares outstanding. The yield represented in chart 4 (page 28) is the total shareholder distributions divided by market capitalization. For additional information, see page 45 of the Summary Annual Report included with the Corporation’s 2017 Proxy Statement.

Return on Average Capital Employed (ROCE) for the Corporation is net income attributable to ExxonMobil excluding the after-tax cost of financing, divided by total corporate average capital employed. For this purpose, capital employed means the Corporation’s net share of property, plant and equipment, and other assets less liabilities, excluding both short-term and long-term debt. For additional information, see pages 44 and 45 of the Summary Annual Report included with the Corporation’s 2017 Proxy Statement.

Statements regarding future events or conditions are forward-looking statements. Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described in Item 1A “Risk Factors” in our most recent Form 10-K. References to oil-equivalent barrels and other quantities of oil and gas herein include amounts not yet classified as proved reserves under SEC rules, but which we believe will ultimately be moved into the proved category and produced.

The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

2017 Proxy Statement	43

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson Chairman and CEO (1)	2016 2015 2014	3,167,000 3,047,000 2,867,000	1,670,000 2,386,000 3,670,000	19,731,375 18,288,000 21,420,000	0 0 0	0 0 0	2,249,342 3,036,167 4,683,892	575,850 540,291 455,420	27,393,567 27,297,458 33,096,312
D.W. Woods President (2)	2016 2015	1,000,000 736,667	1,232,000 1,219,000	12,014,215 7,241,492	0 0	0 0	2,179,208 954,492	421,505 143,221	16,846,928 10,294,872
A.P. Swiger Senior Vice President; PFO	2016 2015 2014	1,287,500 1,228,750 1,142,500	986,000 1,409,000 1,876,000	9,330,748 8,648,192 8,644,160	0 0 0	0 0 0	3,805,931 3,489,861 4,355,277	146,568 126,559 116,619	15,556,747 14,902,362 16,134,556
M.W. Albers Senior Vice President	2016 2015 2014	1,287,500 1,232,500 1,162,500	986,000 1,409,000 1,876,000	9,330,748 8,648,192 8,644,160	0 0 0	0 0 0	4,056,601 3,277,380 4,337,214	171,658 129,265 135,215	15,832,507 14,696,337 16,155,089
M.J. Dolan Senior Vice President	2016 2015 2014	1,385,000 1,322,500 1,252,500	1,145,000 1,635,000 2,168,000	10,874,180 10,078,720 10,129,280	0 0 0	0 0 0	2,088,167 1,565,725 2,360,606	153,388 147,587 139,827	15,645,735 14,749,532 16,050,213

(1)	Mr. Tillerson retired as Chairman of the Board and CEO of ExxonMobil at year-end 2016. The compensation disclosed in the Executive Compensation Tables reflects his 2016 compensation. See page 35, for information regarding the agreement between ExxonMobil and Mr. Tillerson after his retirement, which addresses the treatment of his compensation and benefits to comply with government ethics laws associated with his appointment as U.S. Secretary of State.
(2)	Mr. Woods was elected Chairman of the Board and CEO of ExxonMobil effective January 1, 2017. Mr. Woods was Senior Vice President in 2015 and elected President of ExxonMobil and member of the Board of Directors effective January 1, 2016.

Terms of Employment Agreements

•	The Named Executive Officers are “at-will” employees and do not have employment agreements.

Salary

•	Effective January 1, 2017, the annual salary was increased for Mr. Woods to $1,200,000. Effective April 1, 2017, the annual salary was increased for Mr. Swiger to $1,350,000; Mr. Albers to $1,350,000; and Mr. Dolan to $1,440,000.

•	For more details on the design of the salary program and decisions made by the Compensation Committee in 2016, see page 37.

•	Salary is not deductible by the Corporation to the extent that it exceeds $1 million for any Named Executive Officer (other than the PFO).

Bonus

•	The 2016 bonus was paid one-half in cash at the time of grant. The Company delays payment of the balance until cumulative earnings reach $6.50 per share. Delayed bonus amounts do not earn interest.

•	For more details on the design of the bonus program and decisions made by the Compensation Committee in 2016, see pages 32, 37, and 38.

44	2017 Proxy Statement

Stock Awards

•	In accordance with disclosure regulations, the valuation of stock awards in this table represents the grant date fair value, which is equal to the number of performance shares awarded times the grant price. Grant price is deemed to be the average of the high and low sale prices on the NYSE on the grant date: $87.70 on November 30, 2016; $81.28 on November 24, 2015; $76.03 on December 9, 2015 (with respect to a supplemental award made to Mr. Woods in connection with his election as President); and $95.20 on November 25, 2014.

•	For more details on the design of the performance share program and decisions made by the Compensation Committee in 2016, see pages 32 and 38.

•	Dividend equivalents paid on performance share awards are reflected in the grant date fair value and, therefore, are not shown in the table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

•	The amounts shown in this column in the Summary Compensation Table solely represent the positive change in pension value. The Corporation’s nonqualified deferred compensation plan (Supplemental Savings Plan) does not permit accrual of above-market or preferential earnings.

•	The change in pension value shown in the table for 2016 is the increase between year-end 2015 and year-end 2016 in the present value of each executive’s pension benefits under the plans. For a description of the pension plans and the present value calculation, see pages 49 to 51.

•	For Mr. Tillerson, the change in pension value for 2016 represents a 3.2-percent increase in the present value of his pension benefits as shown in the Pension Benefits table beginning on page 49. The following table provides a breakdown of the underlying factors.

Factors	Change in Pension Value (Percent)	Change in Present Value ($)
Lower Lump Sum Interest Rate	4.9	3,424,806
Change in Final Average Bonus	-3.3	-2,279,158
Change in Final Average Salary	2.1	1,469,361
Age and Service	-0.5	-365,667
Total	3.2	2,249,342

All Other Compensation

The following table breaks down the amounts included in the All Other Compensation column of the Summary Compensation Table for 2016.

Name	Life Insurance ($)	Savings Plan ($)	Personal Security ($)	Personal Use of Company		Financial Planning ($)	Total ($)
				Aircraft ($)	Properties ($)
R.W. Tillerson	100,014	221,690	175,357	67,144	734	10,911	575,850
D.W. Woods	0	70,000	281,857	59,701	36	9,911	421,505
A.P. Swiger	40,656	90,125	3,221	0	1,655	10,911	146,568
M.W. Albers	26,488	90,125	765	0	43,369	10,911	171,658
M.J. Dolan	43,719	96,950	1,808	0	0	10,911	153,388

2017 Proxy Statement	45

Life Insurance

•	The Company offers senior executives term life insurance or a Company-paid death benefit. The Company eliminated this program for all newly eligible executives as of October 2007, but retained it for all current participants. All Named Executive Officers participate in the program except for Mr. Woods, who participates only in the Company’s broad-based employee life insurance program.

•	Coverage under the executive term life insurance program or the Company-paid death benefit equals 4 times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary.

•	For executives with term life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy. For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company.

•	The amounts shown are based on Internal Revenue Code tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual; and because one of the Named Executive Officers has elected the death benefit, the long-term cost of which is comparable to the insurance coverage.

Savings Plan

•	The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified savings plan and Company credits under the related nonqualified supplemental plan. For a description of the savings plan, see page 39.

•	The value of the credits to the nonqualified supplemental plan is also disclosed in the Nonqualified Deferred Compensation table on page 51.

Personal Security

•	The Company provides security for its employees as appropriate based on an assessment of risk, which includes consideration of the employee’s position and work location.

•	The Company does not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company. However, the disclosure regulations require certain security costs to be reported as personal benefits.

•	The amounts shown in the table include the following types of security-related costs: security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and Company communications equipment. Costs of security related to travel for business purposes are not included.

•	The car provided for security reasons and used primarily for commuting is valued based on the annualized cost of the car plus maintenance and fuel. Reported costs for rental cars utilized for security concerns during personal travel are the actual incremental costs.

•	For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary, wages, and benefits are not allocated because the Company already incurs these costs for business purposes.

•	For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

•	For Mr. Tillerson, the amount shown includes $112,622 for residential security, $25,567 for security costs relating to personal travel, and $35,639 for the cost of his car provided for security reasons as described above; the remainder is for other communications equipment to conduct business in a secure manner. For Mr. Woods, the amount shown includes $262,922 for residential security; the remainder is for other security reasons as described above.

46	2017 Proxy Statement

Aircraft

•	For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel. The Compensation Committee considers these costs to be necessary security-related business expenses rather than perquisites, but per the disclosure regulations, the incremental cost of aircraft usage for personal travel is reported.

•	Incremental cost for personal use of the aircraft is based on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these costs for business purposes.

Properties

•	The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreation and conference retreat properties. When these venues are not in use for business entertainment, they may be available to executives and other personnel.

•	The table shows the incremental cost incurred for any personal use of these venues by the Named Executive Officers. Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

Financial Planning

•	The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

Grants of Plan-Based Awards for 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh -old ($)	Tar- get ($)	Maxi- mum ($)	Thresh -old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/30/2016	0	0	0	0	0	0	225,000	0	0	19,731,375
D.W. Woods	11/30/2016	0	0	0	0	0	0	137,000	0	0	12,014,215
A.P. Swiger	11/30/2016	0	0	0	0	0	0	106,400	0	0	9,330,748
M.W. Albers	11/30/2016	0	0	0	0	0	0	106,400	0	0	9,330,748
M.J. Dolan	11/30/2016	0	0	0	0	0	0	124,000	0	0	10,874,180

In 2016, performance share grants were made in the form of stock units. Each stock unit represents one share of ExxonMobil common stock. Performance shares granted to the Named Executive Officers may be settled only in stock. During the restricted period, the executive receives a cash payment on each performance share corresponding to the cash dividends paid on an outstanding share of ExxonMobil stock. Unlike common stock, performance shares granted in stock units do not carry voting rights prior to settlement.

Restrictions and Forfeiture Risk

•	For details regarding ExxonMobil’s restrictions and forfeiture provisions, see pages 38 and 42.

Grant Date

•	The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards. For details of grant date fair value, see page 45.

2017 Proxy Statement	47

Outstanding Equity Awards at Fiscal Year-End for 2016

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	0	0	0	0	—	2,026,000	182,866,760	0	0
D.W. Woods	0	0	0	0	—	367,150	33,138,959	0	0
A.P. Swiger	0	0	0	0	—	643,650	58,095,849	0	0
M.W. Albers	0	0	0	0	—	725,550	65,488,143	0	0
M.J. Dolan	0	0	0	0	—	823,000	74,283,980	0	0

Stock Awards (Performance Shares)

•	Performance shares shown in the table above include both stock and stock units. They have the same terms except that stock units do not include voting rights. For more information regarding the terms of performance share units, see page 38.

•	For Mr. Woods, the table above includes 22,050 performance shares that were granted before he became a senior executive and are subject to a different vesting schedule than his current and more recent awards, but otherwise have the same terms as awards granted to other senior executives. These remaining outstanding performance shares vest in seven years from grant date.

•	The table below shows the dates on which the respective restricted periods for the performance shares shown in the previous table expire, assuming the awards are not forfeited and the executive is living when the restrictions lapse.

Name	Date Restrictions Lapse and Number of Performance Shares
	2017	2018	2019	2020	2021	10 Years or Retirement, Whichever Occurs Later	Retirement(1)
R.W. Tillerson	112,500	112,500	112,500	112,500	112,500	1,445,500	18,000
D.W. Woods	25,350	31,950	23,400	45,400	68,500	172,550	0
A.P. Swiger	42,000	45,400	45,400	53,200	53,200	404,450	0
M.W. Albers	45,400	45,400	45,400	53,200	53,200	482,950	0
M.J. Dolan	49,300	53,200	53,200	62,000	62,000	543,300	0

(1)	Prior to 2002, performance share awards granted by the Corporation took the form of Career Shares that vest in a single installment at the beginning of the year following retirement. Career Shares reflected in the above table represent 18,000 shares for Mr. Tillerson. Career Shares have the same restrictions on transfer and potential for forfeiture as other performance share awards and have not been granted since 2002.

48	2017 Proxy Statement

Option Exercises and Stock Vested for 2016

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	0	0	112,500	9,865,688
D.W. Woods	0	0	7,350	637,245
A.P. Swiger	0	0	38,500	3,376,258
M.W. Albers	0	0	42,000	3,683,190
M.J. Dolan	0	0	45,400	3,981,353

Stock Awards/Restriction Lapse in 2016

•	In 2016, for Mr. Woods, restrictions lapsed on 50 percent of performance share awards that were granted in 2009. For the other Named Executive Officers, restrictions lapsed on 50 percent of performance share awards that were granted in 2011. See notes to Outstanding Equity Awards at Fiscal Year-End for 2016 table for more information (page 48).

•	The number of shares acquired on vesting is the gross number of shares to which the award relates. The value realized is the gross number of shares times the market price, which is the average of the high and low sale prices on the NYSE on the date that restrictions lapse.

•	Mr. Woods received a cash payment on his vested award corresponding to the gross number of underlying units (valued at the average of the high and low sale prices on the NYSE on the date the restrictions lapsed) minus withholding taxes. This cash-settled award was granted due to local regulatory requirements applicable at a time when Mr. Woods was working outside the U.S. The net number of shares acquired (gross number of shares less shares withheld for taxes) are 65,306 for Mr. Tillerson; 22,349 for Mr. Swiger; 24,380 for Mr. Albers; and 26,354 for Mr. Dolan.

•	Refer to the Performance Share Program section on page 38 for additional information.

Pension Benefits for 2016

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year* ($)
R.W. Tillerson	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	41.58 41.58 41.58	2,477,028 27,322,320 39,304,414		0 1,106,072 1,591,135
D.W. Woods	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	24.34 24.34 24.34	1,084,193 2,399,661 5,165,921	(a) (b) (b)	0 0 0
A.P. Swiger	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	38.33 38.33 38.33	2,469,493 10,502,120 21,330,121		0 0 0
M.W. Albers	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	37.42 37.42 37.42	2,410,916 10,434,569 21,590,152		0 0 0
M.J. Dolan	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	36.42 36.42 36.42	2,254,880 9,919,779 21,475,956		0 0 0

*	Represents a partial distribution of Mr. Tillerson’s plan benefits equal to the FICA and applicable income taxes due upon his retirement.

(a)	The Present Value of Accumulated Benefit figure for the ExxonMobil Pension Plan for Mr. Woods is calculated as if he were eligible for early retirement (i.e., at least 55 years of age with at least 15 years of service). Because Mr. Woods is not yet 55 years of age, he would not be eligible to receive a single lump sum payment of his pension benefit if he were to terminate employment at year-end 2016; and, in such circumstance, any annuity benefit he elected to receive would be actuarially reduced.

(b)	In the event of termination prior to early retirement eligibility, there is no benefit payable under the Supplemental Pension Plan or Additional Payments Plan. The Present Value of Accumulated Benefit figure for these plans for Mr. Woods is calculated as if he were eligible for early retirement, even though he is not eligible as of year-end 2016.

2017 Proxy Statement	49

Pension Plans

•	Retirement benefit plans (qualified and nonqualified) provide an annual benefit of 1.6 percent of final average pay per year of service, with the qualified plan having an offset for Social Security benefits. For a description, see page 39. Below are the calculations and forms of payments for each plan:

Plan Name	Calculation	Forms of Payment
Pension Plan (qualified)	1.6% x final average salary(1) x years credited service, less a Social Security offset	Benefit available as a lump sum or in various annuity forms
Supplemental Pension Plan (nonqualified)	1.6% x final average salary(1) x years credited service	Paid in the form of an equivalent lump sum six months after retirement
Additional Payments Plan (nonqualified)	1.6% x average annual bonus(2) x years credited service	Paid in the form of an equivalent lump sum six months after retirement

(1)	Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement. For the Pension Plan, final average salary included and benefits paid are subject to the limits on compensation ($265,000 for 2016, adjusted each year for inflation) and benefits prescribed by the Internal Revenue Code. For the Supplemental Pension Plan, final average salary is the amount that exceeds the Internal Revenue Code limit. Additionally, the Supplemental Pension Plan benefit includes any benefit amount in excess of the benefit limit prescribed by the Internal Revenue Code.

(2)	Average annual bonus is the average of the annual bonus for the three highest grants of the last five awarded prior to retirement (including the portion of the annual bonus that is paid at time of grant and the portion that is paid on a delayed basis as described beginning on page 37).

Present Value Pension Calculations

•	The present value of accumulated benefits is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the applicable mortality tables and interest rates.

•	The value shown in the Pension Benefits table is the accumulated benefit as of year-end 2016 and the value shown in the Summary Compensation Table on page 44 represents the annual increase in the value of the pension between year-end 2015 and 2016.

•	The lump sum interest rates used to calculate the accumulated benefits in the Pension Benefits table and Summary Compensation Table were:

–	For plan participants who had attained age 50 with at least 10 years of service before January 1, 2008 (including all Named Executive Officers except Mr. Woods), the lump sum interest rates for an employee who worked through the end of 2015 was 2.75 percent and through the end of 2016 was 2.25 percent.

–	For other participants (including Mr. Woods), the plan specifies short-, medium-, and long-term interest rate assumptions for this purpose. The lump sum interest rates for an employee who worked through the end of 2015 were 1.69 percent, 4.08 percent, and 5.03 percent, respectively, and through the end of 2016 were 1.43 percent, 3.31 percent, 4.24 percent, respectively.

–	The actual lump sum conversion factors that will apply when each executive retires may be different.

•	For employees not age 60, these age 60 lump sum values are discounted to present values based on the time difference between the individual’s age at year-end 2016 and age 60 (and at year-end 2015 and age 60 for the annual increase in pension calculation in the Summary Compensation Table) using the interest rates for valuing financial reporting of pension obligations as of each year end. The discount rate for determining the present value of benefits was 4.25 percent as of year end 2015 and year end 2016.

Effect of Early Retirement or Death

•	The Named Executive Officers have not received any additional service credit. Actual service is reflected in the table on page 49.

•	All three pension plans require completion of 15 years of service and attainment of age 55 to be eligible for early retirement. All Named Executive Officers have satisfied this requirement except for Mr. Woods who does not currently meet the age requirement.

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•	The early retirement benefit under the pension plans consists of an annuity benefit that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60. In addition, the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62. The benefit is eligible to be paid in the form of a lump sum.

•	Early retirement benefits are in some cases more valuable than the present value of the executive’s earned age-60 benefits. This is because the increase in lump sum value due to receiving benefits earlier and using a longer life expectancy are not fully offset, in the current interest rate environment, by the plan’s discount factor (5 percent per year) for early retirement annuities.

•	The table below shows the lump sum early retirement benefits under the plans for Mr. Albers as of year-end 2016. The lump sum early retirement benefits for Messrs. Tillerson, Swiger, and Dolan as of year-end 2016 are the amounts shown in the Pension Benefits table.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
M.W. Albers	ExxonMobil Pension Plan	2,408,964
	ExxonMobil Supplemental Pension Plan	10,456,762
	ExxonMobil Additional Payments Plan	21,622,637

•	In the event of termination prior to early retirement eligibility, there is no benefit payable under the Supplemental Pension Plan or Additional Payments Plan, and the pension benefit payable from the ExxonMobil Pension Plan is actuarially discounted.

•	In the event of death after early retirement eligibility, the retirement benefit is payable to the participant’s beneficiary. Prior to early retirement eligibility, if a participant has at least 15 years of service, the actuarially determined present value of the benefit accrued prior to death is payable to the participant’s beneficiary. Under the qualified Pension Plan, if a participant has less than 15 years of service at the time of death, the survivor benefit, payable to the participant’s surviving spouse, is 50 percent of the actuarially discounted vested termination benefit payable under the qualified joint and survivor annuity option.

Nonqualified Deferred Compensation for 2016

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	203,140	58,752	0	2,243,795
D.W. Woods	0	51,450	6,397	0	284,445
A.P. Swiger	0	71,575	19,863	0	821,396
M.W. Albers	0	71,575	15,909	0	667,221
M.J. Dolan	0	78,400	22,068	0	911,338

•	The table above shows the value of the Company credits under ExxonMobil’s nonqualified Supplemental Savings Plan. For a description of the nonqualified Supplemental Savings Plan, see page 39.

•	The nonqualified savings plan provides employees with the 7-percent Company-matching contribution to which they would otherwise be entitled under the qualified plan if not for limitations on covered compensation and total contributions under the Internal Revenue Code.

•	The rate at which the nonqualified savings plan account bears interest during the term of a participant’s employment is 120 percent of the long-term Applicable Federal Rate.

•	The Company credits for 2016 are also included in the Summary Compensation Table under the column labeled All Other Compensation. The aggregate balance at the last fiscal year end shown above includes amounts reported as Company contributions in the Summary Compensation Table of the current proxy statement and proxy statements from prior years as follows: $1,782,270 for Mr. Tillerson; $84,467 for Mr. Woods; $306,513 for Mr. Swiger; $363,825 for Mr. Albers; and $485,713 for Mr. Dolan.

2017 Proxy Statement	51

Administrative Services for Retired Employee Directors

•	The Company provides certain administrative support to retired employee directors, generally involving, but not limited to, assistance with correspondence and travel arrangements relating to activities the retired directors are involved with that continue from their employment, such as board positions with nonprofit organizations. Given the nature of the support provided, a retired director’s spouse may also benefit from the support provided. Retired employee directors are also allowed to use vacant office space at headquarters.

•	The aggregate incremental cost of providing these services to all current beneficiaries is approximately $70,000 per year. This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service, as well as other miscellaneous office support costs.

•	Mr. Tillerson, a former employee director, has surrendered entitlement to these administrative services to comply with the conflict-of-interest requirements associated with his appointment as U.S. Secretary of State on February 1, 2017.

•	It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Mr. Woods, who is currently the only employee director.

Health Care Benefits

•	Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug, and vision care, on the same basis as all other U.S. employees. No special provisions apply.

Unused Vacation

•	U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment. Payment for unused vacation is included in final payments of earned salary, if applicable.

Termination and Change in Control

•	The Named Executive Officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits previously described.

•	They do not have employment contracts, a severance program, or any benefits or payments triggered by a change in control.

•	For more details on ExxonMobil’s clawback policy and forfeiture provisions, see page 42.

Payments in the Event of Death

•	The only event that results in the acceleration of the vesting period for outstanding performance share awards is death.

•	Also in the event of death, an executive’s estate or beneficiaries would be entitled to receive the applicable pension death benefits as described beginning on page 50, a distribution of the executive’s savings plan balances, and payment of Company-provided life insurance or death benefits as described on page 46. At year-end 2016, the amount of Company-provided life insurance for each Named Executive Officer is as follows:

Name	Life Insurance Benefit ($)
R.W. Tillerson	12,668,016
D.W. Woods	2,000,016
A.P. Swiger	5,199,984
M.W. Albers	5,199,984
M.J. Dolan	5,600,016

52	2017 Proxy Statement

SHAREHOLDER PROPOSALS

We expect Items 5 through 13 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. Upon oral or written request to the Secretary at the address listed under Contact Information on page 4, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 5 through 13 for the reasons we give after each one.

Item 5 – Independent Chairman

This proposal was submitted by the Ellen M. Higgins Trust 1959, 111 Commercial Street, Suite 302, Portland, ME 04101, the beneficial holder of 150 shares.

“RESOLVED: That the shareholders request the Board of Directors of ExxonMobil to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, be an independent member of the Board. This policy should be phased in for the next CEO transition. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT:

We believe:

•	The role of the CEO and management is to run the company;

•	The role of the Board of Directors is to provide independent oversight of management and the CEO;

•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

ExxonMobil’s CEO Rex Tillerson presently serves both as CEO and Chair of the Company’s Board of Directors. We believe the combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value.

Chairing and overseeing the Board is a time intensive responsibility, and a separate Chair leaves the CEO free to manage the company and build effective business strategies.

As Intel’s former chair Andrew Grove stated, ‘The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?’

Numerous institutional investors recommend separation. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourages separation, even with a lead director in place.

Shareholder resolutions urging separation of CEO and Chair averaged approximately 36% of votes in favor in 2014 and 31% in 2016, an indication of strong investor support.

Many companies have separate and/or independent Chairs. By 2016 over 50% of the S&P 500 companies had boards that were not chaired by their CEO. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

An independent Chair and vigorous Board can improve focus on important ethical and governance matters, strengthen accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers, employees and the company.

2017 Proxy Statement	53

This resolution to ExxonMobil received 39% vote in favor last year, up from 34% the year before.

With the appointment of a new CEO, and with the unprecedented rate of change in the climate and energy-related regulation, it is an important time to ensure our company’s governance is the best it can be.

We urge a vote FOR this resolution.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees with the importance of a strong, independent Board to represent the interests of shareholders, and that the Board is responsible for effective oversight of Management, including the CEO. However, the Board disagrees that the combination of Chairman/CEO positions impedes its ability to provide effective oversight or constitutes a conflict. It is the Board as a whole that oversees the CEO, not the Chairman. Independent directors comprise the vast preponderance of our Board and exclusively comprise key standing committees. Independence is also bolstered by our independent Presiding Director, who has clearly defined roles and responsibilities.

The Board believes that it is important to preserve its flexibility to choose the best leadership structure for the Company that will best serve the long-term interests of shareholders and to not be compelled to adopt a one-size-fits-all approach. Directors possess considerable experience and understand the unique challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet those needs.

The Board will carefully consider the pros and cons of separating or combining the Chairman and CEO positions and whether the Chairmanship should be held by an independent director, whenever the question arises.

The Board is comprised entirely of independent directors except the CEO. Each independent director has access to the CEO and other Company executives upon request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate committee.

At the present time, the Board believes that independent Board leadership is effectively provided by the Presiding Director, who:

•	Has the authority to call, chair, and determine the agenda for executive sessions of the independent directors and provide feedback to the Chairman;

•	Chairs Board meetings in the absence of the Chairman; and

•	In consultation with the Chairman, reviews schedules and agendas for Board meetings.

The Compensation Committee, comprised of independent directors, reviews the CEO’s performance and establishes his compensation, the result of which is reviewed with the full Board, absent the Chairman/CEO.

Empirical studies are inconclusive on the benefits of separating the Chairman and CEO roles, and recent third-party research suggests caution in adopting an inflexible, one-size-fits-all approach, which may explain why the approach remains a distinct minority position among U.S. companies. According to the 2016 Spencer Stuart Board Index, only 27  percent of S&P 500 companies have a truly independent chairman.

Item 6 – Majority Vote for Directors

This proposal was submitted by the Southwest Regional Council of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, the beneficial owner of 314,441 shares.

“Resolved: That the shareholders of Exxon Mobil Corporation (‘Company’) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

54	2017 Proxy Statement

Supporting Statement: This proposal calls upon the Company’s Board of Directors to establish a majority vote standard in uncontested director elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an uncontested director election in order to be formally elected or re-elected. The Company’s current plurality standard is not well-suited for the typical uncontested director election since in such elections all nominees run unopposed and are ensured election so long as they receive a single affirmative vote. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhancing both board and director accountability and improving board performance.

Over the past twelve years, more than 92% of the S&P 500 Index companies have adopted a majority vote standard in their bylaws, articles of incorporation, or charters. These companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any incumbent director nominee that is not elected. The dramatic market move to a majority vote standard is a response to the strong shareholder demand for a meaningful role in director elections. ExxonMobil has responded only partially to the call for change, simply adopting a post-election director resignation policy, while keeping its plurality vote standard in place.

Interestingly, nearly every other corporate board on which current ExxonMobil directors sit, such as at Lowe’s, Procter & Gamble, Xerox, American Express, Travelers, General Mills, Merck, Caterpillar, Marriott, CVS Caremark, JPMorgan Chase and Walmart, have adopted a majority vote standard. Additionally, the Board has failed to act despite the fact that all of ExxonMobil’s self-identified peer companies, including Chevron, ConocoPhillips, Boeing, General Electric, Johnson & Johnson, United Technologies, Pfizer, and AT&T, have adopted majority voting. ExxonMobil is the largest U.S. publicly-traded company without a majority vote standard in uncontested director elections.

ExxonMobil shareholders deserve a meaningful director election standard. A majority vote standard combined with a post-election director resignation policy would establish consequential voting rights for shareholders in director elections, while reserving for the Board an important post-election role in determining the continued status of any unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees that directors who serve on public boards should have the support of at least a majority of the companies’ shareholders. This is the reason that the Board long-ago adopted a resignation policy requiring that any ExxonMobil director who fails to receive a majority of “for” votes in an uncontested election must tender his/her resignation and that the Board will accept that resignation absent a compelling reason, such as unique experience or knowledge deemed critical for continued good governance and oversight.

This resignation policy coupled with the current plurality vote standard yields the same outcome as a majority-vote standard. While the Board shares the same understandable objective as the proponent, we simply employ a different approach to achieving the same result.

Item 7 – Special Shareholder Meetings

This proposal was submitted by Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of 100 shares.

“Proposal 7 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

2017 Proxy Statement	55

Dozens of Fortune 500 companies allow 10% of shares to call a special meeting and this proposal is only asking that 15% of our shares be enabled to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

Please vote to enhance shareholder value:

Special Shareowner Meetings – Proposal 7”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes it is important that shareholders have a meaningful right to call a special shareholder meeting. New Jersey corporate law, which is applicable to our Company, provides the right for shareholders holding at least 10% of the Company’s shares to call a special meeting upon the showing of good cause.

By requiring a showing of good cause, the New Jersey law allows special meetings to be called by shareholders for legitimate purposes, while protecting against the potential for abuse. The Board has done nothing to restrict this right and believes the showing of good cause is a prudent protection for all shareholders.

Since shareholders already have an effective right to seek a special shareholder meeting, the Board does not support the proposal.

Item 8 – Restrict Precatory Proposals

This proposal was submitted by Steven J. Milloy, 12309 Briarbush Lane, Potomac, MD 20854, the beneficial owner of 150 shares.

”Nuisance Shareholders

Resolved:

That the Company amend its bylaws to no longer permit shareholders to submit precatory (non-binding or advisory) proposals for consideration at annual shareholder meetings, unless the board of directors takes specific action to approve submission of such proposals.

Supporting Statement:

Stock ownership has become politicized. Many shareholders own stock in publicly-owned corporations for the sole purpose of advancing the shareholders’ own social or political agendas, while simultaneously assailing the corporations’ legitimate business operations. These activist shareholders are ‘nuisance shareholders.’

A primary tool of nuisance shareholders is the submission of non-binding precatory (advisory) proposals for discussion and vote at annual meetings of shareholders. Proposals from nuisance shareholders can coerce management into making decisions not in the best interests of the Company and its bona fide shareholders, and turn the annual meeting into a media-activist circus.

Last year, activist and nuisance shareholders submitted 11 precatory proposals requesting the Company take certain actions pertaining to corporate governance, compensation, lobbying, employment policy and environmental policies and practices.

The overarching purpose of these proposals is to harass and intimidate the Company into actions that it would not normally undertake and that, in fact, may be harmful to the company and its bona fide shareholders.

As Nobel laureate Milton Friedman wrote, ‘The social responsibility of business is to increase its profits.’ Businesses accomplish this vital role by providing the goods and services that society needs and wants in compliance with the law.

56	2017 Proxy Statement

Businesses are society’s wealth generators. This wealth fuels the rest of society via salaries, taxes, dividends, and stock price appreciation. Businesses should not be distracted and hijacked by social and political activists seeking to change perceived shortcomings of society, which are issues better and more appropriately managed by governments and charities.

Nuisance shareholders and their proposals distract Company management and coerce company leadership into taking harmful actions based on dubious political correctness rather than rational business practice. This can only reduce profits and, thereby, prevent business from achieving its actual social responsibility.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board shares the proponent’s concern regarding certain shareholders perpetuating proposals that offer little or no benefit to corporate governance or to appropriately inform shareholders beyond existing disclosures. However, the recommended proposal could limit the rights of shareholders to submit meaningful proposals that may not be fully supported by the Board, but are of material importance for shareholders to consider.

While we are sympathetic to the proponent’s objective, the Board believes a better approach would be for shareholders concerned with the current proposal process to petition for appropriate regulatory changes in order to minimize the potential for abuse and to increase the likelihood that proposals better reflect the interests of long-term shareholders.

The Board also believes direct shareholder engagement is the most effective approach to address shareholder interests. The Company maintains a robust process which allows shareholders to dialog with management and the Board in an open and comprehensive manner. Shareholder input is always valued and, as appropriate, is incorporated into management and Board deliberations.

Item 9 – Report on Compensation for Women

This proposal was submitted by Eve S. Sprunt, PhD, 3753 Oakhurst Way, Dublin, CA 94568, the beneficial owner of at least $2,000 in market value of the Company’s stock.

“Many studies link diversity to better business results. ExxonMobil has admirable programs to help women, and the company’s commitment to gender diversity is sincere. However, it is not clear how successful these programs have been. Subtle and unconscious bias undercut many initiatives.

McKinsey&Company’s study, Women in the Workplace 2016, determined that even when a company’s commitment to gender diversity is strong, it is difficult to turn commitment into practice and that a clear focus on results is needed.

Progress towards elimination of the gender pay gap in America has stalled. Women on average earn less than 79% of what men earn. Women in many minority groups earn even less. Pay gaps persist in nearly every occupation and every level of the corporate ladder.

Publicly held companies are required to report sensitive financial information so that stockholders are appropriately informed. Since employees play a critical role in a company’s success and women are a large fraction of the workforce, it is important for stockholders and potential employees to have access to financial information that documents women’s success relative to their male counterparts. To enhance attraction and retention of the most talented women, ExxonMobil must manage gender diversity like a business imperative with greater emphasis on results.

Greater transparency concerning compensation is essential to identifying and eliminating obstacles that impede progress towards gender pay equity. The success of gender diversity initiatives can be demonstrated through annual reporting of the percentage of women at different levels of compensation. Annual reporting would show how women rank at the present time. Multiple years of reporting would indicate whether or not ExxonMobil’s programs were successful in eliminating barriers to women’s advancement.

2017 Proxy Statement	57

If ExxonMobil’s diversity initiatives are as successful as claimed, ExxonMobil should be proud to release the information on women’s compensation relative to men’s. If the compensation data substantiate a pattern of elimination of barriers to women’s advancement and progress towards gender pay equity, ExxonMobil’s competitive position would benefit from improved recruiting and retention of top female talent.

RESOLVED, that to improve transparency regarding compensation earned by female employees relative to their male peers, ExxonMobil will annually report to shareholders the percentage of female employees in each of ten equally-sized fractions of its workforce by total compensation, namely, the lowest 10% by total compensation and so on, continuing with each more highly compensated group, up through the tenth and final group that includes the 10% of employees who receive the highest total compensation.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees that the Company should foster an enabling, non-discriminatory work environment for all employees to achieve their potential. ExxonMobil values diversity, including gender, and has well-established processes that have allowed us to successfully advance women on a global basis.

Within ExxonMobil, compensation, development and advancement are highly integrated. As an individual advances through various career stages, pay grade and total compensation will advance accordingly. The program compensates each individual at a level commensurate with individual performance, experience, and pay grade, independent of gender. This ensures alignment of compensation among employees with similar performance and experience, who are in jobs of similar scope and complexity.

Within this context, ExxonMobil’s focus is on metrics that measure the progress in development and advancement of women. We believe these metrics are far more meaningful.

ExxonMobil develops future leaders from within the Company worldwide, drawing upon our diverse employee population. We promote leadership opportunities for women and work to improve the gender balance within the Company through all aspects of the employment relationship, including recruitment, training, advancement, and salary administration.

At multiple times during the year, management discusses our strategy and progress regarding the advancement and development of women. These reviews take place throughout the organization and include the stewardship of metrics and specific action plans to senior management.

Robust development processes and rigorous management reviews, scheduled throughout the year, allow us to advance our goal of drawing from the most diverse and qualified pool of candidates for each position at each level within the organization.

The Corporate Citizenship Report (CCR), published by the Company on an annual basis, includes detailed information on our workforce demographics and provides additional information on our comprehensive diversity and inclusion efforts.

Key headlines from the 2016 CCR:

•	28 percent of our worldwide workforce are women.

•	Over the last 10 years, 40 percent of management and professional new hires were women.

•	Within the executive employee population, which has an average experience of 26 years and represents the top 2.4 percent of our worldwide workforce, 18 percent are women. This represents an increase of 50 percent over the past decade.

•	This increase is a result of continued focus on early identification and focused development of high-performing female employees. We expect this to continue to increase as recent hires gain the necessary experience and skills. Notably, 32 percent of our early career stage executive employees worldwide are women.

58	2017 Proxy Statement

•	Our commitment extends to our support of organizations that aim to expand women’s economic opportunities as well as bolster women in science and engineering.

We believe that a focus on all aspects of the development path supported by a consistently applied compensation program, which is designed to reward, motivate, and retain employees, will continue to result in a strong and diverse pool of highly qualified talent. We view the metrics that are disclosed in our Corporate Citizenship Report to be more meaningful to shareholders as they better represent our development model.

Item 10	– Report on Lobbying

This proposal was submitted by United Steelworkers, 60 Boulevard of the Allies, Pittsburgh, PA 15222, the beneficial owner of 116 shares and lead proponent of a filing group.

”Whereas, we believe in full disclosure of ExxonMobil’s direct and indirect lobbying activities and expenditures to assess whether ExxonMobil’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of ExxonMobil request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by ExxonMobil used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	ExxonMobil’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a ‘grassroots lobbying communication’ is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. ‘Indirect lobbying’ is lobbying engaged in by a trade association or other organization of which ExxonMobil is a member.

Both ‘direct and indirect lobbying’ and ‘grassroots lobbying communications’ include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on ExxonMobil’s website.

Supporting Statement

We encourage transparency and accountability in ExxonMobil’s use of corporate funds to influence legislation and regulation. ExxonMobil’s lobbying on climate is under scrutiny (‘Can ExxonMobil Be Found Liable for Misleading the Public on Climate Change?’ Bloomberg, September 7, 2016). ExxonMobil spent $24.63 million in 2014 and 2015 on federal lobbying (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where ExxonMobil also lobbies in 33 states (‘Amid Federal Gridlock, Lobbying Rises in the States,’ Center for Public Integrity, February 11, 2016), but disclosure is uneven or absent. Exxon also lobbies abroad, reportedly as one of the largest lobbying spenders in the EU (‘Biggest Companies Now Spend 40% More on #EULobbying than in 2012,’ EU Reporter, September 1, 2016).

ExxonMobil is a member of the American Petroleum Institute, Business Roundtable and National Association of Manufacturers, which together spent over $80 million on lobbying for 2014 and 2015. ExxonMobil is also a member of the Western States Petroleum Association, which spent $19.83 million on lobbying in California for 2014 and 2015. ExxonMobil does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

And ExxonMobil is a member of the American Legislative Exchange Council (ALEC), and its ALEC membership has drawn press scrutiny (‘ExxonMobil Is Still Funding Climate Science Denier Groups,’ Huffington Post, July 13, 2016). Over 100 companies have publicly left ALEC, including BP, ConocoPhillips and Shell.

2017 Proxy Statement	59

Transparent reporting would reveal whether company assets are being used for objectives contrary to ExxonMobil’s long-term interests.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board fully supports accountability, and appropriate transparency and disclosure of lobbying activities and expenditures. As a result, the Company currently makes its positions on key issues available to the public. In addition, lobbying expenses and the specific issues lobbied are publicly available.

These efforts comply fully with the spirit and letter of all federal and state lobby disclosure requirements. We believe these existing disclosure laws are appropriately broad and provide the necessary transparency.

Under our Political Activities Policy and Guidelines, certain employees are authorized to act on behalf of the Company to execute the political activities of the Company, including lobbying. The policy and guidelines are viewable and lobbying activities are described in the Political Contributions and Lobbying section on exxonmobil.com.

ExxonMobil has an established process to determine public policy issues that are important to the Company, which includes reviews by both the Management Committee and the Board. We calibrate our lobbying and advocacy efforts accordingly. The Company’s positions on key issues are available in the Current Issues section of our website.

ExxonMobil publicly reports on a quarterly basis to Congress its federal lobbying expenses and the specific issues lobbied. The total figure reported in ExxonMobil’s public Lobbying Disclosure Act filings includes expenses associated with the costs of employee federal lobbying, as well as those portions of payments to trade associations and other groups that are spent on federal lobbying. All reports are accessible to the general public on the U.S. Senate’s website at www.senate.gov. More recently filed reports are also listed on exxonmobil.com. The Company promotes transparency of our grassroots lobbying communications sent to members of the ExxonMobil Citizen Action Team by publishing live action alerts on exxonmobilcat.com.

Our contributions to more than 100 U.S.-based organizations, including the American Legislative Exchange Council (ALEC), are detailed in the Worldwide Contributions and Community Investments: Public Policy report available at exxonmobil.com. ExxonMobil participates in ALEC policy discussions on a range of issues including taxes, regulatory reform, education, and energy policy. At the last two ALEC annual meetings, ExxonMobil speakers discussed our support for a revenue-neutral carbon tax as the best approach for policy makers to address climate change. As is true of all nonprofit groups we support, an annual evaluation of the merits of each organization is conducted and we reserve the right to initiate, sustain, or withdraw support at any time.

Item 11 – Increase Capital Distributions in Lieu of Investment

This proposal was submitted by Susan B. Inches, a client of Arjuna Capital/Baldwin Brothers Inc., 204 Spring Street, Marion, MA 02738, the beneficial owner of 250 shares.

“Capital Distributions

WHEREAS: In the face of global climate change, we believe Exxon faces two physical constraints that make growth planning untenable. First, unconventional growth assets such as oil sands, ultra-deep water, and Arctic are significantly more expensive and carbon intensive to develop and have sent Exxon’s profitability on a southerly course for the last decade. Second, there is only so much carbon we can pump into the atmosphere without catastrophic climate disruption.

Citibank estimates unburnable fossil fuel reserves could amount to over $100 trillion in stranded assets out to 2050 if the global community meets its Paris Agreement commitments. The Carbon Tracker Initiative estimates 2 trillion dollars of industry capex and 72.9 percent of ExxonMobil’s capex is ‘unneeded’ if we are to achieve a 2-degree pathway.

Analysts indicate companies may not be adequately accounting for downside risks from lower-than-expected demand. The equity valuation of oil producers could drop 40 to 60 percent under a low carbon scenario (HSBC).

60	2017 Proxy Statement

Investors are concerned ExxonMobil is at risk of eroding shareholder value through investments in what may prove economically stranded, unburnable assets in a low carbon demand scenario. Citibank notes:

‘Lessons learned from the stranding of assets via the recent fall in the oil price gives food for thought about what the impact of the introduction of carbon pricing (or similar measures from Paris COP21) on higher-cost fossil fuel reserves might be.’

The industry cancelled approximately 200 billion dollars of capex in 2015 due to the oil price decline (Wood Mackenzie). That decline paired with a decade of historic levels of capital spend on ‘growth’ assets has eroded profitability and Exxon’s risk profile.

•	ROE and ROIC are at a quarter-century low

•	Capital expenditures tripled from 2005 to 2015

•	Exxon’s operating profit margins dropped -68 percent from 2006 to 2015

•	Exxon’s sterling AAA credit rating was downgraded

•	Exxon failed to increase reserves year over year (2015)

Exxon’s capital expenditures grew at a compound annual growth rate of 6 percent from 2005 to 2015, coinciding with a 7 percent net income decline. In 2015, Exxon cut total capital distributions (summing dividends and share buybacks) to shareholders 35 percent.

The Financial Times editorial board has stated, ‘Rather than investing in potentially stranded oil and gas projects… the oil companies would do better to continue returning money to shareholders through dividends and share buybacks.’

Chatham House, the 2nd most influential global think-tank, advocates prioritizing capital distributions over reserve growth, stating, ‘A major new strategy for the IOCs could be to shrink their capital base to match specific demand; shareholders will then benefit from the value released from their shares.’

RESOLVED: Shareholders hereby approve, on an advisory basis, that ExxonMobil commit to increasing the total amount authorized for capital distributions (summing dividends and share buybacks) to shareholders as a prudent use of investor capital in light of the climate change related risks of stranded carbon assets.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The risk of climate change that the proponent notes in support of the proposal is important to ExxonMobil’s business and one that the Board believes society must take seriously. However, the Board disagrees with the proponent’s approach which seeks to limit investment needed to meet the growing demand for energy. Under forecasts by reputable third parties, such as the International Energy Agency, substantial upstream oil and gas investment of $11 to $22 trillion will be required through 2040, even under demand projections seeking to limit global temperature change to 2 degrees Celsius.

The Company addresses the potential for future climate-related policy, including the potential for restriction on emissions. Each year, we update our long-term energy demand projection in our Outlook for Energy — taking into account the most up-to-date demographic, economic, technological, and climate policy information available. This analysis serves as a foundation for our long-term business strategies and investments, and is generally consistent with other forecasting organizations such as the International Energy Agency. Our Outlook reflects increasingly stringent climate policies and is consistent with the aggregation of Nationally Determined Contributions that were submitted as part of the 2015 Paris Agreement.

ExxonMobil previously published a report, Energy and Carbon – Managing the Risks, to provide shareholders an enhanced description of global energy demand and supply, climate change policy, and carbon asset risks. This report further describes how the Company integrates consideration of climate change risks into planning processes and investment evaluation.

ExxonMobil is committed to disciplined investing in attractive opportunities across normal fluctuations in business cycles. Major investments are evaluated under a wide range of possible economic conditions and commodity prices

2017 Proxy Statement	61

that are reasonably likely to occur. Such stress testing assesses investment resiliency and potential risk mitigations to achieve robust long-term returns. All business segments are required to include, where appropriate, an estimate of the costs associated with greenhouse gas emissions in their economics when seeking funding for capital investments.

The Board believes that the Company’s management is in the best position to determine whether to invest capital into business operations or to return that capital to shareholders. The Company maintains a disciplined capital allocation approach with a long-term horizon. Our commitment to shareholders is to invest in attractive business opportunities and pay a reliable and growing dividend. Across the business cycle, capital investments and shareholder distributions are primarily funded by organic cash generation, supplemented when appropriate by the financial markets. Share repurchases are also used as an efficient means to manage our capital structure by returning excess cash to shareholders.

From 2000 through 2016, the Company returned nearly $370 billion of value to shareholders through dividend payments and share purchases, which reduced outstanding shares by over 40 percent. ExxonMobil remains committed to a reliable and growing dividend, which has been increased 34 consecutive years. The Company’s 2016 dividend yield rate exceeded that of the S&P 500 average by 1.6 percent (3.8 versus 2.2) and the 10-year annual dividend growth rate exceeds the S&P 500 average by 2.5 percent (8.8 versus 6.3). Despite a further erosion of crude and natural gas prices in 2016, the dividend was increased by 3.5 percent to $2.98 per share, underpinned by confidence in the Company’s integrated business model. This value was delivered to shareholders while maintaining a robust capital investment program of attractive opportunities.

The scale and integrated nature of our operating cash flows, along with prudent cash management, provide unmatched financial strength, enabling the Company to invest in attractive projects throughout the business cycle. A key strategy to ensure investment selectivity under a wide range of economic assumptions is to maintain a strong focus on research and development, technology, and a diverse portfolio of oil, gas, and petrochemical business opportunities. This diversity, in terms of resource type, corresponding development options, and geographic dispersion, is unparalleled in the industry.

These factors have positioned ExxonMobil consistently as an industry leader in return on capital and underpin our ability to continue to provide a reliable and growing dividend, while maintaining a long-term investment program that creates significant shareholder value.

Item 12 – Report on Impacts of Climate Change Policies

This proposal was submitted by the New York State Common Retirement Fund, 59 Maiden Lane – 30th Floor, New York, NY 10038, the beneficial owner of 11,592,059 shares and lead proponent of a filing group.

“RESOLVED: Shareholders request that, beginning in 2018, ExxonMobil publish an annual assessment of the long-term portfolio impacts of technological advances and global climate change policies, at reasonable cost and omitting proprietary information. The assessment can be incorporated into existing reporting and should analyze the impacts on ExxonMobil’s oil and gas reserves and resources under a scenario in which reduction in demand results from carbon restrictions and related rules or commitments adopted by governments consistent with the globally agreed upon 2 degree target. This reporting should assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond, and address the financial risks associated with such a scenario.

Supporting Statement:

It is our intention that this be a supportive but stretching resolution that promotes the longer-term success of the company.

In December 2015,195 nations reached an agreement at the 21st Conference of the Parties to the UN Framework Convention on Climate Change to limit global average temperature rise to well below 2 degrees Celsius, with a stretch target of 1.5 degrees Celsius (Paris Agreement). The Paris Agreement, which went into effect on November 4, 2016, requires signatories to submit progressively stronger nationally determined contributions every five years with a view to ensuring that the objective to restrict warming to well below 2 degrees is met.

62	2017 Proxy Statement

ExxonMobil recognized in its 2015 10-K that ‘a number of countries have adopted, or are considering adoption of, regulatory frameworks to reduce greenhouse gas emissions,’ and that such policies, regulations, and actions could make its ‘products more expensive, lengthen project implementation timelines, and reduce demand for hydrocarbons.’ However, ExxonMobil has not presented any analysis to investors of how its portfolio performs under a 2 degrees scenario. Performing such an analysis is critical to informing a business strategy that meets ExxonMobil’s objective of increasing energy access to the world’s poorest, without conflicting with the Paris Agreement.

When ExxonMobil sought to exclude this resolution from the proxy statement last year, the SEC advised that ‘it does not appear that ExxonMobil’s public disclosures compare favorably with the guidelines of the proposal.’

The need for extractive companies to provide disclosure on the resilience of their portfolios to the transition to a low carbon economy is generally established. ExxonMobil’s peers BP, ConocoPhillips, Royal Dutch Shell and Total have endorsed 2 degrees scenario analysis. The Financial Stability Board’s Task Force on Climate Related Financial Disclosures has indicated that it favors such analysis. Major asset managers (e.g. BlackRock, State Street Global Advisors) have called for improved climate risk disclosures. In the credit market, Moody’s Global Ratings includes low demand scenarios in its ratings analysis of companies in high risk sectors such as the energy industry.

This resolution aims to ensure that ExxonMobil fully evaluates and discloses to investors risks to the viability of its assets as a result of the transition to a low carbon economy, including a 2 degrees scenario, in line with sector good practice.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees that it is important to reflect technological advances and policy developments into long-term projections of the economy and energy requirements. It is also important to reflect these projections in the Company’s strategies and plans.

ExxonMobil recognizes the dual challenge of meeting the world’s growing energy demand to support the economic growth needed for improved living standards, while simultaneously addressing the risks posed by climate change. In this regard, we believe the risks of climate change are serious and warrant thoughtful action.

The Company invests heavily in researching technologies that address this dual challenge of energy development and climate change risk. If we choose not to invest in a potential energy path, we continue to monitor it and stay engaged through our ongoing collaboration in industry and academic forums and partnerships. We are currently collaborating with over 80 leading universities, like MIT and Princeton, and investing in ventures with organizations such as Synthetic Genomics and FuelCell Energy that are focused on developing alternative sources of energy. This work in fundamental science and technology helps address the risk of climate change and informs our outlook of the future.

Each year, we update our long-term energy demand projection in our Outlook for Energy (exxonmobil.com/energyoutlook) – taking into account the most up-to-date demographic, economic, technological, and climate policy information available. This analysis serves as a foundation for our long-term business strategies and investments, and is generally consistent with other credible forecasts such as the International Energy Agency’s New Policies Scenario. Our Outlook reflects increasingly stringent climate policies and is consistent with the aggregation of Nationally Determined Contributions which were submitted by signatories to the United Nations Framework Convention on Climate Change (UNFCC) 2015 Paris Agreement. Our Outlook seeks to identify potential impacts of climate related policies, which often target specific sectors, by using various assumptions and tools including application of a proxy cost of carbon to estimate potential impacts on consumer demands. Key insights from the Outlook include:

•	From 2015 to 2040, global demand for energy is expected to increase by about 25 percent and will require all forms of energy;

•	Oil will remain the world’s primary fuel through 2040 due to transportation and petrochemical demand;

•	Natural gas grows more than any other energy source, overtaking coal as the world’s second largest energy source, due to power generation and industrial use;

•	Wind, solar, and biofuels average combined growth of about 5 percent per year – by 2040 they will comprise about 4 percent of global energy demand; and

2017 Proxy Statement	63

•	Energy-related CO2 emissions will peak in the 2030’s, then gradually decline.

To enhance the robustness of our Outlook, we assess a wide range of assumptions for key supply and demand drivers to test the range of potential energy mix outcomes.

Many third party scenarios that represent a 2-degree Celsius pathway, including IEA’s 450 Scenario, show natural gas demand continuing to grow and oil playing a prominent role in meeting the world’s energy demand through 2040. Even under the 450 and the New Policies scenarios, substantial upstream oil and gas investment of $11 to $18 trillion will be needed through 2040 to meet global demand, largely due to natural field decline. While ExxonMobil currently contributes less than 3 percent of global production, we are well positioned to support additional development required to meet demand as a result of our diverse resource base, superior project execution capabilities and industry-leading returns on capital employed.

ExxonMobil published the report, Energy and Carbon – Managing the Risks, to provide shareholders an enhanced description of global energy demand and supply, climate change policy, and carbon asset risks. This report further describes how the Company integrates consideration of climate change risks into planning processes and investment evaluation. Also, we recently published a new Energy & Carbon Summary brochure, distributed with the Proxy Statement, which summarizes related aspects from our many disclosures. We employ a dynamic resource development approach focused on value optimization and risk management. We evaluate potential investments and projects using a wide range of economic conditions and commodity prices; we also financially stress test our investment opportunities, which provides an added margin against uncertainties and further enables us to consider a wide range of market environments and investment drivers in our planning and investment process. All business segments are required to include, where appropriate, an estimate of the costs associated with greenhouse gas emissions in their economics when seeking funding for capital investment. The Board is confident that the Company’s robust planning and investment processes adequately contemplate and address climate-related risks and are sufficient to ensure delivery of long-term shareholder value.

We maintain our long-standing commitment to energy efficiency, progressing the benefits of natural gas, research and development in lower-carbon energy solutions, providing access to energy, and constructive engagement with industry, governments, academic institutions, trade associations, and known external experts. We are an active participant in the International Petroleum Industry Environmental Conservation Association (IPIECA), an association that advances ideas and potential solutions for the industry concerning the risk of climate change.

In summary, while the Board agrees with the importance of assessing the resiliency of the Company’s resource portfolio, it believes the current processes as described above sufficiently test the portfolio to ensure long-term shareholder value and position the Company to maintain a leadership role in energy development. Framed by the Energy and Carbon report and new summary brochure, and assessed annually through sensitivity analysis in our Outlook and investment stress testing, we remain confident in the commercial viability of our portfolio. Furthermore, all proved reserves fully comply with SEC definitions and requirements as detailed in our annual 10-K.

Item 13 – Report on Methane Emissions

This proposal was submitted by the Park Foundation, c/o As You Sow, 1611 Telegraph Ave., Suite 1450, Oakland, CA 94612, the beneficial owner of 117 shares.

”WHEREAS: Methane emissions contribute significantly to climate change, with an impact of roughly 87 times that of carbon dioxide over a 20 year period. Methane emissions and leaks from the oil and gas sector could erase the climate benefits of burning oil or gas instead of coal. Methane emissions can occur from venting, flaring, and leaking throughout oil and gas operations. A recent study indicates methane emissions from the oil and gas sector are 20 to 60 percent higher than previously thought. (Nature, October 2016).

The International Energy Agency has identified minimizing methane emissions from upstream oil and gas production as one of four key global greenhouse gas mitigation opportunities to keep the world below a 2o Celsius temperature increase. (WEO Special Report 2013). In the United States, the oil and gas industry was responsible for a third of all methane emitted in 2014.

64	2017 Proxy Statement

Cost effective technological solutions exist and can be deployed immediately to substantially reduce methane emissions in the oil and gas industries. (ICF International). A small number of ‘super-emitter’ leaks may produce a disproportionately large portion of emissions. With advances in infrared, drone, and leak detection technology, it is well within the ability of companies to find and dramatically reduce their methane leaks.

A 2016 study found Exxon was the second highest methane emitter from onshore production in 2014. (Center for American Progress). Despite the scale of its emissions, Exxon fails to provide investors with sufficient information on its methane emissions and leak detection and repair program to enable them to assess the company’s methane risk. In the 2016 edition of ‘Disclosing the Facts’, an investor oriented assessment ranking companies on hydraulic fracturing reporting practices, Exxon scored zero points on methane leak detection and repair-related questions.

Given the intense and growing public scrutiny of methane emissions, Exxon must demonstrate to investors that it is taking action to reduce its methane risk. Disclosure of specific management practices and their impacts, especially with respect to leak detection, is the primary means by which investors can assess how it is managing this important risk.

While Exxon provides generalized information on its worldwide hydraulic fracturing policies, including broad statements about methane reduction, Exxon does not provide performance information needed to allow investors to assess Exxon’s methane leak detection and repair practices based on objective, quantitative analyses comparable to other companies in the sector.

RESOLVED:

Shareholders request that Exxon report annually to shareholders (at reasonable cost, omitting proprietary information) and using quantitative indicators, the company’s actions beyond regulatory requirements to minimize methane emissions, particularly leakage, from the company’s hydraulic fracturing operations.

Supporting Statement: Proponents request the report include,

•	the scope of its leak detection programs, including specific areas and proportion of facilities assessed;

•	methodologies used to detect leaks in those areas;

•	the frequency at which those areas and operations are monitored and leaks repaired;

•	methane emission rates from drilling, completion, and production operations; and

•	methane emissions reductions targets”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that methane, as a greenhouse gas, merits particular attention due to the potential impacts on the risk of climate change. Since 2006, the Company has reported performance data on its annual methane emissions, using quantitative indicators, and has also provided a comprehensive discussion of its ongoing efforts to minimize emissions.

The Company seeks to limit emissions from unconventional resource development, including hydraulic fracturing, through a mix of voluntary and applicable regulatory actions. These collective actions include leak detection and repair programs where the Company uses optical gas imaging cameras to locate equipment leaks and make repairs, reducing oil and gas completion emissions, and targeting replacement of high-bleed pneumatics with lower-emitting devices.

We also work with academic institutions, non-governmental organizations, and government agencies to seek greater understanding of the potential magnitude and characteristics of oil and gas industry-related methane emissions. Such work includes studies conducted by the University of Texas and Environmental Defense Fund to quantify the methane leakage rate in the United States, an ongoing methane measurement reconciliation study with the Department of Energy’s National Renewable Energy Laboratory and several universities, and membership in Stanford University’s Natural Gas Initiative, a multi-stakeholder consortium.

The Company discusses these and other methane control efforts in the annual Corporate Citizenship Report, as well as our 2014 Unconventional Resource Development – Managing the Risks report, and other materials available on the Company’s website. As such, we believe the Company currently meets the stated interest of the proposal.

2017 Proxy Statement	65

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People With Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under Contact Information on page 4.

Outstanding Shares

On February 28, 2017, there were 4,239,731,633 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $30,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals and Director Nominations for Next Year

Any shareholder proposal for the annual meeting in 2018 must be sent to the Secretary at the address or fax number of ExxonMobil’s principal executive office listed under Contact Information on page 4. The deadline for receipt of a proposal to be considered for inclusion in the 2018 proxy statement is 5 p.m., Central Time, on December 14, 2017. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 27, 2018. Upon request, the Secretary will provide instructions for submitting proposals.

Submissions of nominees for director under the proxy access provisions of our bylaws for the 2018 Annual Meeting must be submitted in compliance with those bylaws no later than December 14, 2017, and no earlier than November 14, 2017. Notice of a director nomination other than under proxy access must be submitted in compliance with the advance notice provisions of our bylaws no later than January 31, 2018, and no earlier than January 1, 2018.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing annual reports on an account by calling ExxonMobil Shareholder Services at the toll-free telephone number listed on page 4 at any time during the year. Beneficial holders should contact their banks, brokers, or other holders of record to discontinue duplicate mailings. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Shareholders With the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one set of proxy materials at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. We will promptly send separate

66	2017 Proxy Statement

proxy materials to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate proxy materials in the future, or to send a single copy in the future, if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed on page 4. Beneficial shareholders should request information about householding from their banks, brokers, or other holders of record.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under Contact Information on page 4, or by visiting ExxonMobil’s website at exxonmobil.com/secfilings.

2017 Proxy Statement	67

DIRECTIONS

ExxonMobil 2017 Annual Meeting

Wednesday, May 31, 2017

9:30 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

•	Free parking is available at the Hall Arts Center Parking Garage. Traffic and construction in the area may cause a delay; please allow extra time for parking.

•	From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street); turn south and continue to Ross Avenue; turn left to the Hall Arts Center Parking Garage.

•	From I-35 – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit; continue to Ross Avenue; turn left to the Hall Arts Center Parking Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E); follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South; follow directions from I-35E (above).

Printed entirely on recycled paper	002CSN799B

Electronic Voting Instructions
You may vote by Internet or telephone 24 hours a day, 7 days a week. Login details are located in the shaded bar below.
Please vote immediately. Your vote is important.
Vote by Internet
• Go to www.investorvote.com/exxonmobil or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by Telephone
• Call toll free at 1-800-652-VOTE (8683)
• Outside the U.S., Canada, and Puerto Rico, call 1-781-575-2300 through an operator and we will accept the charge

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF VOTING BY MAIL, SIGN THE REVERSE SIDE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

VOTING ITEMS — The Directors recommend a vote FOR all the nominees listed. (page 14)

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Susan K. Avery	☐	☐	05 - Henrietta H. Fore	☐	☐	09 - Steven S Reinemund	☐	☐

02 - Michael J. Boskin	☐	☐	06 - Kenneth C. Frazier	☐	☐	10 - William C. Weldon	☐	☐

03 - Angela F. Braly	☐	☐	07 - Douglas R. Oberhelman	☐	☐	11 - Darren W. Woods	☐	☐

04 - Ursula M. Burns	☐	☐	08 - Samuel J. Palmisano	☐	☐

The Directors recommend a vote FOR proposal items 2 and 3.								The Directors recommend a vote of 1 Yr on item 4.
	For	Against	Abstain		For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

2. Ratification of Independent Auditors (page 24)	☐	☐	☐	3. Advisory Vote to Approve Executive Compensation (page 25)	☐	☐	☐	4. Frequency of Advisory Vote on Executive Compensation (page 25)	☐	☐	☐	☐

The Directors recommend a vote AGAINST shareholder proposal items 5 through 13.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

5. Independent Chairman (page 53)	☐	☐	☐	8. Restrict Precatory Proposals (page 56)	☐	☐	☐	11. Increase Capital Distributions in Lieu of Investment (page 60)	☐	☐	☐
6. Majority Vote for Directors (page 54)	☐	☐	☐	9. Report on Compensation for Women (page 57)	☐	☐	☐	12. Report on Impacts of Climate Change Policies (page 62)	☐	☐	☐
7. Special Shareholder Meetings (page 55)	☐	☐	☐	10. Report on Lobbying (page 59)	☐	☐	☐	13. Report on Methane Emissions (page 64)	☐	☐	☐

⬛	1 U P X	+
002CSP0083 02II2J

c/o Computershare Investor Services

P.O. Box 43105

Providence, RI 02940-5076

2017 Annual Meeting of Shareholders Admission Ticket
TIME	Wednesday, May 31, 2017
9:30 a.m., Central Time
PLACE	Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201
AUDIO WEBCAST	A slide presentation with audio will be available on the Internet at exxonmobil.com. Instructions will appear on the website prior to the event.
ADMISSION

This ticket will admit shareholder. Ticket for one guest can be requested at Admissions desk at the annual meeting. Valid admission ticket and government-issued picture identification are required for shareholder and guest.

For safety and security reasons, cameras, smartphones, recording equipment, electronic devices, computers, large bags, briefcases, packages, and firearms or other weapons will not be permitted in the building.

Small steps make an impact. Help the environment by consenting to receive electronic delivery of materials.

▼ IF VOTING BY MAIL, SIGN BELOW, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY/VOTING INSTRUCTIONS	+
Solicited by the Board of Directors

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, M.J. Boskin, K.C. Frazier, S.J. Palmisano, S.S Reinemund, and D.W. Woods, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2017 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

NON-VOTING ITEMS

Change of Address — Please print new address below.	Comments — Please print your comments below.

AUTHORIZED SIGNATURES — This section must be completed for your vote to be counted. Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛		+